Exhibit 10.1

EXECUTION VERSION

SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT

Dated as of February 15, 2023,

among

AVAYA HOLDINGS CORP.,

a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code, as Holdings,

AVAYA INC.,

a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code, as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent,

i

5.4	Net Payments	71
5.5	Computations of Interest and Fees	75
5.6	Limit on Rate of Interest	75

SECTION 6 CONDITIONS PRECEDENT TO THE CLOSING DATE		76
6.1	Credit Documents	76
6.2	Collateral	76
6.3	Legal Opinions	76
6.4	Closing Certificates	77
6.5	Secretary’s Certificate; Authorization of Proceedings of Each Credit Party	77
6.6	Fees	77
6.7	Representations and Warranties	77
6.8	Material Adverse Effect	77
6.9	Approved Budget; DIP Projection	78
6.10	Prepetition ABL Payoff Letter	78
6.11	Prepetition ABL Payoff	78
6.12	Governmental Approvals	78
6.13	Patriot Act	78
6.14	The Chapter 11 Cases	78
6.15	Escrow Payment	79
6.16	No Default	79
6.17	No Litigation	79
6.18	Restructuring Support Agreement	79

SECTION 7 CONDITIONS PRECEDENT TO THE SUBSEQUENT DRAW		80
7.1	Closing Date	80
7.2	Interim Order	80
7.3	First Day Orders	80
7.4	Representations and Warranties	80
7.5	No Default or Event of Default	80
7.6	Request for Borrowing	80
7.7	No Violation of Law	81
7.8	Payments of Fees and Expenses	81
7.9	Material Adverse Effect	81
7.10	The Chapter 11 Cases	81
7.11	Milestones	81
7.12	Approved Budget	82
7.13	No Litigation	82

SECTION 8 REPRESENTATIONS AND WARRANTIES		82
8.1	Corporate Status; Compliance with Laws	82
8.2	Corporate Power and Authority	82
8.3	No Violation	83
8.4	Litigation	83
8.5	Margin Regulations	83
8.6	Governmental Approvals	83
8.7	Investment Company Act	84

8.8	True and Complete Disclosure	84
8.9	[Reserved]	84
8.10	Tax Matters	84
8.11	Compliance with ERISA	85
8.12	Subsidiaries	85
8.13	Intellectual Property	85
8.14	Environmental Laws	85
8.15	Properties	86
8.16	No Default	86
8.17	Security Interests	86
8.18	Labor Matters	87
8.19	Sanctioned Persons; Anti-Corruption Laws; Patriot Act	87
8.20	Use of Proceeds	87
8.21	Orders	87
8.22	Status of Obligations; Perfection and Priority of Security Interests	88

SECTION 9 AFFIRMATIVE COVENANTS		88
9.1	Information Covenants	88
9.2	Books, Records and Inspections	90
9.3	Maintenance of Insurance	91
9.4	Payment of Taxes	91
9.5	Consolidated Corporate Franchises	91
9.6	Compliance with Statutes, Regulations, Etc.	92
9.7	Lender Calls	92
9.8	Maintenance of Properties	92
9.9	Cash Management Order	92
9.10	End of Fiscal Years	92
9.11	Additional Guarantors and Grantors	92
9.12	Further Assurances	93
9.13	Use of Proceeds	94
9.14	Maintenance of Ratings	95
9.15	Changes in Business	95
9.16	Milestones	95
9.17	Bankruptcy Matters	96
9.18	DIP Proceeds Account	97

SECTION 10 NEGATIVE COVENANTS		98
10.1	Limitation on Indebtedness	98
10.2	Limitation on Liens	101
10.3	Limitation on Fundamental Changes	102
10.4	Limitation on Disposition	103
10.5	Limitation on Investments	105
10.6	Limitation on Restricted Payments	108
10.7	Limitations on Debt Prepayments and Amendments	109
10.8	Limitation on Subsidiary Distributions	109
10.9	Amendment of Organizational Documents	111
10.10	Permitted Activities and Transfer to Parent Companies	111

10.11	Transactions with Affiliates	112
10.12	Permitted Variance	113
10.13	Intercompany Limitations	113
10.14	Bankruptcy Matters	114

SECTION 11 EVENTS OF DEFAULT		115
11.1	Payments	115
11.2	Representations, Etc.	115
11.3	Covenants	115
11.4	Default Under Other Agreements	116
11.5	Bankruptcy	116
11.6	ERISA	117
11.7	Guarantee	117
11.8	Security Agreement	117
11.9	Judgments	117
11.10	Change of Control	118
11.11	Dismissal; Conversion	118
11.12	Superpriority Claims	118
11.13	Stay Relief	118
11.14	Orders; Actions	118
11.15	Prepetition Payments	119
11.16	[Reserved]	119
11.17	Reorganization Plan	119
11.18	Supporting Actions	119
11.19	Sale Motions	119
11.20	Termination Date	120
11.21	Adverse Claims	120
11.22	Adverse Orders	120
11.23	Application of Proceeds	121

SECTION 12 THE AGENTS		122
12.1	Appointment	122
12.2	Delegation of Duties	123
12.3	Exculpatory Provisions	123
12.4	Reliance by Agents	125
12.5	Notice of Default	126
12.6	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	126
12.7	Indemnification	127
12.8	Agents in their Individual Capacities	128
12.9	Successor Agents	128
12.10	Withholding Tax	129
12.11	Administrative Agent May File Proofs of Claim	130
12.12	Intercreditor Agreement	130
12.13	Security Documents and Guarantee; Agents under Security Documents and Guarantee	131
12.14	Survival	132

SECTION 13 MISCELLANEOUS		132
13.1	Amendments, Waivers and Releases	132
13.2	Notices	135
13.3	No Waiver; Cumulative Remedies	136
13.4	Survival of Representations and Warranties	136
13.5	Payment of Expenses; Indemnification	136
13.6	Successors and Assigns; Participations and Assignments	138
13.7	Replacements of Lenders under Certain Circumstances	143
13.8	Adjustments; Set-off	144
13.9	Counterparts; Electronic Execution	145
13.10	Severability	145
13.11	INTEGRATION; ORDERS CONTROL	145
13.12	GOVERNING LAW	146
13.13	Submission to Jurisdiction; Waivers	146
13.14	Acknowledgments	146
13.15	WAIVERS OF JURY TRIAL	147
13.16	Confidentiality	148
13.17	Direct Website Communications	149
13.18	USA PATRIOT Act	151
13.19	Payments Set Aside	151
13.20	Judgment Currency	151
13.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	152

v

SCHEDULES
Schedule 1.1(a)	Commitments of Lenders
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.14	Environmental Matters
Schedule 8.15	Property Matters
Schedule 10.4	Scheduled Dispositions
Schedule 10.11	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

EXHIBITS
Exhibit A	Form of Notice of Borrowing/Notice of Conversion or Continuation
Exhibit B	Form of Promissory Note
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	Form of Assignment and Assumption
Exhibit J Exhibit K Exhibit L Exhibit M	1-4 Form of Non-U.S. Lender Certification Form of Approved Budget Interim Order Form of Variance Report

SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of February 15, 2023, among AVAYA HOLDINGS CORP., a Delaware corporation and a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code (“Holdings”), in its capacity as Holdings, AVAYA INC., a Delaware corporation and a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on February 14, 2023 (the “Petition Date”), Holdings, the Borrower and certain of the Borrower’s Domestic Subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court for the Southern District of Texas (such court, together with any other court having exclusive jurisdiction over the Case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under Case No. 23-90088 (collectively, the “Chapter 11 Cases”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Lenders agree, upon the satisfaction (or waiver) of certain conditions precedent set forth in Section 6, to extend credit to the Borrower in the form of term loans in an aggregate principal amount of $500,000,000 (the “Term Facility”);

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1 Definitions

1.1 Defined Terms

As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as the “U.S. prime rate” and (c) greater of (x) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00% and (y) 2.00%. If the Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Borrower, the ABR shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in such rate publicly announced by the Wall Street Journal or in the Federal Funds Effective Rate or the Adjusted Term SOFR shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate or the Adjusted Term SOFR.

“ABR Loan” shall mean each Term Loan bearing interest based on the ABR.

“ABR Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of a Recovery Prepayment Event.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall mean Wilmington Savings Fund Society, FSB, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or by contract. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agent Parties” shall have the meaning provided in Section 13.17(d).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Aggregate Quarterly Subscription Contract ARR Revenue” means, with respect to each fiscal quarter of the Borrower, (a) the arithmetic average of the sum of (i) the Aggregate Subscription Contract ARR with respect to all Subscription Contracts in effect on the last day of the previous fiscal quarter and (ii) the Aggregate Subscription Contract ARR with respect to all Subscription Contracts in effect on the last day of such fiscal quarter divided by (b) four (4).

“Aggregate Quarterly Subscription Contract GAAP Revenue” means, with respect to each fiscal quarter of the Borrower, the revenue generated by all Subscription Contracts during such fiscal quarter as determined pursuant GAAP, including the provisions of ASC 606, Contracts with Customers.

“Aggregate Subscription Contract ARR” means, at any time, the aggregate Subscription Contract ARR for all Subscription Contracts then in effect at such time.

“Agreement” shall have the meaning provided in the introductory paragraph hereto.

“Agreement Currency” shall have the meaning provided in Section 13.20.

“Akin” means Akin Gump Strauss Hauer & Feld LLP.

“Akin Ad Hoc Group” has the meaning set forth in the Restructuring Support Agreement.

“Anti-Corruption Laws” shall have the meaning provided in Section 8.19.

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan, 7.00% per annum.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable SOFR Margin” shall mean, with respect to each SOFR Loan, 8.00% per annum.

“Approved Budget” shall mean a projected statement of sources and uses of cash for the Borrower and the other Debtors on a weekly basis for the following 13 calendar weeks including the anticipated uses of the Term Facility for each week during such period, in substantially the form of Exhibit K hereto. As used herein, “Approved Budget” shall initially refer to the initial Approved Budget delivered in accordance with Section 6.9 and thereafter shall refer to the most recent Approved Budget delivered by the Borrower in accordance with Section 9.1(b), to the extent such Approved Budget is accepted by the Required Lenders.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” shall mean any Disposition under and pursuant to Section 10.4(b).

“Assignment and Assumption” shall mean an assignment and assumption substantially in the form of Exhibit I, or such other form as may be approved by the Administrative Agent and the Borrower.

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Restructuring Officer, the Treasurer, any Assistant Treasurer, the Controller, any Vice President, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of Holdings, the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by Holdings, the Borrower or such other Credit Party, as applicable from time to time, and, with respect to any document delivered on the Closing Date, the Secretary or any Assistant Secretary of any Credit Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings, the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Available Tenor” shall mean, with respect to any Term Loans, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.7(d).

“Avoidance Action” shall have the meaning specified in the Interim Order or the Final Order, as applicable.

“B-3 Escrow Claims” shall have the meaning specified in the Restructuring Support Agreement.

“B-3 Re-allocation” shall mean the adjustments to the Term Commitments of the Lenders that shall occur effective upon the earlier of the occurrence of the Escrow Payment and entry of the Final Order pursuant to the terms of the Commitment Letter to the extent that the B-3 Escrow Claims are repaid following the Petition Date and prior to the entry of, or will be repaid pursuant to the terms of the Final Order (the “B-3 Re-allocation Triggering Event”), based on the methodology as illustrated by the adjustments to the “Annex I Commitments” as reflected in the “Annex II Commitments,” in each case, set forth in the Commitment Letter; provided that the Borrower shall provide prompt written notice of the B-3 Re-allocation Triggering Event, which notice may be made by Kirkland & Ellis LLP, counsel to the Debtors, and the Administrative Agent shall be deemed to have no knowledge of such B-3 Re-allocation Triggering Event until receipt of such notice.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule , and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean title 11 of the United States Code, as heretofore and hereafter amended, and codified in 11 U.S.C. section 101 et seq.

“Bankruptcy Court” shall have the meaning provided in the preamble to this Agreement.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.7.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.7.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean the incurrence of one Type of Term Loan on a given date (or resulting from conversions on a given date), and in the case of SOFR Loans, having the same Interest Period.

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other Applicable Law requiring similar registration.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower or the Subsidiary.

“Capital Lease” shall mean, as applied to the Borrower and the Subsidiaries, any lease of any property (whether real, personal or mixed) by the Borrower or any Subsidiary as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of the Borrower; provided, however, that notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any leases that were not capital leases when entered into but are recharacterized as capital leases due to a change in accounting rules that becomes effective after December 15, 2017 shall for all purposes of this agreement not be treated as Capital Leases.

“Capitalized Lease Obligations” shall mean, as applied to the Borrower and the Subsidiaries at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of the Borrower or the Subsidiary in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such Capital Lease prior to the first date upon which such Capital Lease may be prepaid by the lessee without payment of a penalty; provided, however, that notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any obligations that were not required to be included on the balance sheet of the Borrower or the Subsidiary as capital lease obligations when incurred but are recharacterized as capital lease obligations due to a change in accounting rules that becomes effective after December 15, 2017 shall for all purposes of this Agreement not be treated as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“Carve Out” shall have the meaning specified in the Interim Order or the Final Order, as applicable.

“Carve Out Reserve” shall have the meaning specified in the Interim Order or the Final Order, as applicable.

“Case” shall have the meaning provided in the preamble to this Agreement.

“Cash Collateral” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Cash Equivalent” shall mean:

(a)	Dollars and cash in such foreign currencies held by the Borrower or any Subsidiary from time to time in the ordinary course of business;

(b)

securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(c)

securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d)

commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e)

time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, the Administrative Agent (or any Affiliate thereof), any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(f)

repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (b), (c) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g)

marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h)

shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i)

in the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Foreign Subsidiary is located or in which such Investment is made.

“Cash Management Order” means an order entered by the Bankruptcy Court regarding the Credit Parties’ cash management system, bank accounts, cash collections and disbursements, intercompany transactions, bank fees, business forms, corporate cards and related matters, in form and substance satisfactory to the Required Lenders, as the same may be amended, modified or supplemented from time to time.

“Certificated Securities” shall have the meaning provided in Section 8.17.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Subsidiary of the Borrower that has no material assets other than (a) the equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in (x) one or more Foreign Subsidiaries that are CFCs or (y) one or more other CFC Holding Companies and (b) cash and Cash Equivalents and other assets being held on a temporary basis incidental to the holding of assets described in clause (a) of this definition.

“Change in Law” shall mean (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any party with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of Holdings; provided that (x) so long as Holdings is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of Holdings unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or (b) Holdings shall not own, directly or indirectly, beneficial ownership of 100% of the Stock and Stock Equivalents of the Borrower.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Claim” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” shall mean February 15, 2023, on which the conditions set forth in Section 6 are first satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefore.

“Collateral” shall mean all property pledged, mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents (including the Orders) including Owned Real Property owned by the Credit Parties as of the Closing Date and all Owned Real Property acquired by the Credit Parties after the Closing Date, but excluding, for the avoidance of doubt, all Excluded Collateral.

“Collateral Agent” shall mean Wilmington Savings Fund Society, FSB, in its capacity as collateral agent for the Secured Parties under this Agreement and the Security Documents, or any successor collateral agent appointed pursuant hereto.

“Commitment Letter” shall mean that certain Debtor in Possession Term Loan Facility Commitment Letter, dated as of February 14, 2023, by and among the Commitment Parties and the Borrower.

“Commitment Party” shall mean any “Commitment Party” party to the Commitment Letter.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Term Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.17(a).

“Confidential Information” shall mean with respect to information provided pursuant to a customary “private side” virtual data room, all information received from Holdings, the Borrower or any of their respective Subsidiaries relating to Holdings, the Borrower or any of their respective Subsidiaries or any of their respective businesses in connection with this Agreement or the transactions contemplated hereby, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any of their respective Subsidiaries or any such information that is clearly marked as non-confidential or provided pursuant to a customary “public side” virtual data room.

“Conforming Changes” shall mean, in each case solely to the extent relating to the Term Loans, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to, in each case solely to the extent relating to the Term Loans, the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to the Borrower and the Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, Capitalized Software Expenditures, amortization of expenditures relating to software, license and intellectual property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of the Borrower and the Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a)

without duplication and (except in the case of the add-backs set forth in clauses (vii) and (xi) below) to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Subsidiaries for such period:

(i) Fixed Charges (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities in each case to the extent included in Consolidated Interest Expense, together with items excluded from Consolidated Interest Expense pursuant to clause (1)(o)—(z) of the definition thereof),

(ii) provision for taxes based on income or profits or capital gains, including federal, foreign, state, franchise, excise, value-added and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examination, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income and the net tax expense associated with any adjustments made pursuant to clauses (a) through (t) of the definition of “Consolidated Net Income”,

(iii) Consolidated Depreciation and Amortization Expense for such period,

(iv) the amount of any restructuring cost, charge or reserve (including any costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities) and any one time expense relating to enhanced accounting function or other transaction costs, public company costs, costs and expenses in connection with the implementation of fresh start accounting, and costs related to the implementation of operational and reporting systems and technology initiatives (provided that such costs related to the implementation of operation and reporting systems and technology initiatives shall not exceed $50,000,000 for any such period),

(v) any other non-cash charges, expenses or losses, including any non-cash asset retirement costs, non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments or due to purchase accounting, or any other acquisition, non-cash compensation charges, non-cash expense relating to the vesting of warrants, write-offs or write-downs for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

(vii) an amount (which, for the avoidance of doubt, if positive, increases Consolidated EBITDA or, if negative, reduces Consolidated EBITDA) equal to (x) the Aggregate Quarterly Subscription Contract ARR Revenue for such period minus (y) the Aggregate Quarterly Subscription Contract GAAP Revenue for such period,

(viii) [reserved],

(ix) contract termination costs and any costs, charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement or other equity-based compensation, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof),

(x) [reserved],

(xi) the proceeds of any business interruption insurance,

(xii) extraordinary, unusual or non-recurring charges, expenses or losses (including unusual or non-recurring expenses), transaction fees and expenses and consulting and advisory fees, indemnities and expenses, severance, integration costs, costs of strategic initiatives, relocation costs, consolidation and closing costs, facility opening and pre-opening costs, business optimization expenses or costs, transition costs, restructuring costs, signing, retention, recruiting, relocation, signing, stay or completion bonuses and expenses (including payments made to employees who are subject to non-compete agreements),

(xiii) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and Investments in debt and equity securities, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(xiv) cash receipts (or any netting arrangements resulting in increased cash receipts) not added in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent the non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added, less

(b)	without duplication and to the extent included in arriving at such Consolidated Net Income for the Borrower and the Subsidiaries, the sum of the following amounts for such period:

(i) non-cash gains increasing Consolidated Net Income for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) extraordinary, unusual or non-recurring gains,

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such expenditures were added in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, and

(iv) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any period, without duplication, the sum of:

(1)

consolidated interest expense of the Borrower and the Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances or collateral posting facilities, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (o) annual agency fees paid to the administrative agents and collateral agents under this Agreement and the DIP ABL Facility, if any, (p) additional interest with respect to failure to comply with any registration rights agreement owing to holders of any securities, (q) costs associated with obtaining Hedging Obligations, (r) accretion of asset retirement obligations and accretion or accrual of discounted liabilities not constituting Indebtedness, (s) any expense resulting from the discounting of any Indebtedness in connection with the application of fresh start accounting or purchase accounting, (t) penalties and interest relating to taxes (u) amortization of reacquired Indebtedness, deferred financing fees, debt issuance costs, commissions, fees and expenses, (v) any expensing of bridge, commitment and other financing fees, (w) [reserved], (x) any prepayment premium or penalty, (y) any interest expense attributable to a parent entity resulting from push-down accounting and (z) any lease, rental or other expenses from operating leases); plus

(2)	consolidated capitalized interest of the Borrower and the Subsidiaries, in each case for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, the net after-tax effect of,

(a)	any extraordinary, unusual or nonrecurring losses, gains, fees, costs, charges or expenses for such period,

(b)	Transaction Expenses,

(c)	the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period,

(d)	any income (or loss) from disposed, abandoned or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations,

(e)

any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Borrower,

(f)	[reserved],

(g)	[reserved],

(h)

all adjustments (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition, in each case, including the amortization, write-off or write-down of any assets, any deferred revenue and any other amounts and other similar adjustments and, whether consummated before or after the Closing Date,

(i)

any income (or loss) for such period attributable to the early extinguishment of Indebtedness (other than Hedging Obligations, but including, for the avoidance of doubt, debt exchange transactions and the extinguishment of pre-petition indebtedness in connection with the Transactions),

(j)	any unrealized income (or loss) for such period attributable to Hedging Obligations or other derivative instruments,

(k)

any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP,

(l)

any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Stock or Stock Equivalents by management of the Borrower or any of its direct or indirect parent companies in connection with the Transactions,

(m)

accruals and reserves established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period,

(n)

any accruals, payments, fees, expenses or charges (including rationalization, legal, tax, structuring, and other costs and expenses, but excluding depreciation or amortization expense) related to, or incurred in connection with, the Transactions (including letter of credit fees), the Plan, any offering of Stock or Stock Equivalents (including any equity offering), Investment, acquisition, Disposition, Restricted Payment, recapitalization or the issuance or incurrence of Indebtedness permitted to be incurred by the Borrower and the Subsidiaries pursuant hereto (including any refinancing transaction or amendment, waiver, or other modification of any debt instrument), in each case whether or not consummated, including (A) such fees, expenses or charges related to the negotiation, execution and delivery and other transactions contemplated by this Agreement, the other Credit Documents, (B) any amendment or other modification of this Agreement and the other Credit Documents, (C) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, (D) any charges or non-recurring merger costs as a result of any such transaction, and (E) earnout obligations paid or accrued during such period with respect to any acquisition or other Investment,

(o)	[reserved],

(p)

restructuring-related or other similar charges, fees, costs, commissions and expenses or other charges incurred during such period in connection with this Agreement, the other Credit Documents, the DIP ABL Facility, the Chapter 11 Cases, any reorganization plan in connection with the Case, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the Debtors;

(q)

any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days),

(r)

to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption,

(s)

any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses relating to currency remeasurements of Indebtedness (including any gain or loss resulting from obligations under any Hedging Obligation for currency exchange risk) and any foreign currency translation gains or losses, and

(t)

to the extent non-cash and deducted in calculating net income (or loss), any net pension, post-employment benefit or long-term disability costs, including interest cost, service cost, actuarial expected return on plan assets, amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of unrecognized net obligations (and loss or cost) existing at the date of initial application of FASB Standard 87, 106 and 112 (or their equivalents under the ASC), and any other items of a similar nature and any gain or loss attributable to mark-to-market adjustments in the valuation of pension liabilities, including actuarial gain or loss on pension and post-retirement plans, curtailments and settlements and prior service cost adjustment.

“Consummation Date” means the date of the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court; provided, that for purposes hereof the Consummation Date of the Reorganization Plan shall be no later than the “effective date” thereof.

“Contingent Obligation” shall mean indemnification Obligations and other similar contingent Obligations for which no claim has been made in writing.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Conversion Date” means the date upon which the Plan is consummated and all conditions precedent to the effectiveness of the Exit Term Loan Facility shall have been satisfied or waived.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, the Fee Letter, any promissory notes issued by the Borrower hereunder, the Commitment Letter and any other document jointly identified by the Borrower and the Administrative Agent as a “Credit Document.”

“Credit Facility” shall mean any category of Commitments and/or Term Loans and other extensions of credit thereunder.

“Credit Party” shall mean each of Holdings, the Borrower and each of the Subsidiary Guarantors.

“Creditors’ Committee” shall have the meaning specified in the Interim Order or the Final Order, as applicable.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Subsidiaries of any Indebtedness (other than as permitted to be issued or incurred under Section 10.1).

“Debtors” shall have the meaning provided in the Recitals to this Agreement.

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act or condition that with notice or lapse of time hereunder, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“DIP ABL Facility” shall mean an asset-based revolving facility to be incurred by the Borrower and the other Credit Parties on or after the Closing Date in an aggregate commitment amount up to $200,000,000 pursuant to terms reasonably satisfactory to the Required Lenders (it being understood and agreed that the terms set forth in the term sheet dated as of February 13 (the “DIP ABL Term Sheet”) shall be deemed to be satisfactory to the Lenders, including with respect to the lien priority exhibit attached thereto, which for the avoidance of doubt is identical to the lien priority exhibit attached to the Commitment Letter).

“DIP ABL Intercreditor Agreement” shall mean an intercreditor agreement providing for, among other things, priority of the DIP ABL Facility (and any cash management obligations and hedging obligations secured in connection therewith) over the Specified Collateral and subordination of the DIP ABL Facility with respect to other Collateral, in form and substance pursuant to the terms set forth in the Commitment Letter (and the term sheet exhibited thereto) or otherwise reasonably satisfactory to the Agents and the Required Lenders.

“DIP ABL Term Sheet” shall have the meaning set forth in the definition of “DIP ABL Facility”.

“DIP Motion” shall mean that certain Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Utilize Cash Collateral, (II) Granting Liens and Superpriority Administrative Expense Claims, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief, filed in the Chapter 11 Cases on the Petition Date Docket No. 47.

“DIP Proceeds Account” shall have the meaning set forth in Section 9.18.

“DIP Projection” shall mean the sensitized latest financial outlook projections of the Borrower and its Subsidiaries (prepared on a monthly basis) through the end of the fiscal year ended September 30, 2023, in a form customary for “DIP budgets” in form and substance satisfactory to the Required Lenders in their sole discretion.

“DIP Term Priority Collateral” means all Collateral other than Specified Collateral, but including, for the avoidance of doubt, the Foreign Reserve Account, the DIP Proceeds Account, and any amounts deposited therein, and proceeds of Avoidance Action (after the entry of the Final Order).

“Disclosure Statement” shall have the meaning set forth in Section 9.16.

“Disposition” or “Dispose” shall mean (i) the convey, sale, lease, assignment, transfer or other disposition of any of property, business or assets (including receivables and leasehold interests), whether owned on the Closing Date or hereafter acquired or (ii) the sale to any Person (other than to the Borrower or a Subsidiary Guarantor) any shares owned by it of any Subsidiary’s Stock and Stock Equivalents.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations (other than Contingent Obligations) and the termination of all Commitments, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the prior repayment in full of the Term Loans and all other Obligations (other than Contingent Obligations) and the termination of all Commitments), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Scheduled Maturity Date as determined at the time of the issuance.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by Holdings, Borrower or any Subsidiary (or, with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate).

“Environmental Claims” shall mean any and all actions, suits, proceedings, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than reports prepared by or on behalf of Holdings, the Borrower or any other Subsidiary of Holdings (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings in each case relating in any way to any applicable Environmental Law or any permit issued, or any approval given, under any applicable Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release into the environment of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or to the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or, with respect to any post-Closing Date requirements of the Credit Documents, hereafter in effect, and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or to human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) the failure of any Employee Benefit Plan to comply with any provisions of ERISA and/or the Code or with the terms of such Employee Benefit Plan; (ii) any Reportable Event; (iii) the existence with respect to any Employee Benefit Plan of a non-exempt Prohibited Transaction; (iv) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vi) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (vii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice to terminate any Pension Plan under Section 4042(a) of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042(b)(1) of ERISA; (viii) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (ix) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition on it of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA), (x) a determination that any Pension Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (xi) any other event or condition with respect to a Pension Plan or Multiemployer Plan that could result in liability to the Borrower or any Subsidiary.

“Escrow Payment” shall have the meaning provided in the Restructuring Support Agreement,

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Excluded Collateral” shall mean (i) any “intent to use” trademark application filed and accepted in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office to the extent, if any, that, and solely during the period, if any, in which the grant of security interest therein could impair the validity or enforceability of such “intent to use” trademark application under federal law; (ii) any charter, permit, franchise, authorization, lease, license or agreement, in each case, only to the extent and for so long as the grant of a security interest therein (or the assets subject thereto) by the applicable Credit Party (x) would violate invalidate such charter, permit, franchise, authorization, lease, license, or agreement or (y) would give any party (other than a Credit Party) to any such charter, permit, franchise, authorization, lease, license or agreement the right to terminate its obligations thereunder or (z) is permitted under such charter, permit, franchise, lease, license or agreement only with consent of the parties thereto (other than consent of a Credit Party) and such necessary consents to such grant of a security interest have not been obtained (it being understood and agreed that no Credit Party or Subsidiary has any obligation to obtain such consents) other than, in each case referred to in clauses (x) and (y) and (z), as would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction, in each case excluding the proceeds and receivables thereof which are not otherwise Excluded Collateral; (iii) any Excluded Stock and Stock Equivalents; (iv) any margin stock; (v) all Leased Real Property, provided, that proceeds of Leased Real Property shall not be Excluded Collateral; (vi) any assets with respect to which granting a security interest in such assets is prohibited by or would violate law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority or which would require obtaining the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or create a right of termination in favor of any governmental or regulatory third party, in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or other Applicable Law, (vii) any payroll, tax and trust account and any account holding cash and Cash Equivalents collateralizing the Existing Letters of Credit, Existing Cash Management Obligations and Existing Secured Hedging Obligations and (viii) Avoidance Actions and, prior to entry of the Final Order, the proceeds of Avoidance Actions (it being understood that notwithstanding such exclusion of Avoidance Actions, upon entry of the Final Order, to the extent approved by the Bankruptcy Court, such liens shall attach to the proceeds of Avoidance Actions), excluding, in each case of clauses (i) through (vii), the proceeds and receivables thereof (to the extent not otherwise constituting Excluded Collateral; provided that with respect to clauses (ii) and (vi), such property shall be Excluded Collateral only to the extent and for so long as such prohibition, violation, invalidation or consent right, as applicable, is in effect and in the case of any such agreement or consent, was not created in contemplation thereof or of the creation of a security interest therein.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents to the extent the pledge thereof would violate any Applicable Law or any Contractual Requirement (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other regulatory third party unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary of the Borrower to obtain any such consent, approval or license)) and (ii) any Stock or Stock Equivalents that are margin stock; provided that Excluded Stock and Stock Equivalents shall not include proceeds of the foregoing property to the extent otherwise constituting Collateral as in effect on the Closing Date or any date of such acquisition of such Stock or Stock Equivalents.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary that is (i) prohibited by any applicable (x) Contractual Requirement, (y) Applicable Law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements) or (z) Organizational Document (in the case of clauses (x) and (z), in effect on the Closing Date or any date of acquisition of such Subsidiary (to the extent such prohibition was not entered into in contemplation of the Guarantee)) from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), or (ii) required to obtain consent, approval, license or authorization of a Governmental Authority for such guarantee or grant (unless such consent, approval, license or authorization has already been received); provided that there shall be no obligation to obtain such consent, (b) any Foreign Subsidiary, (c) any Captive Insurance Subsidiary, (d) any non-profit Subsidiary or (e) any Broker-Dealer Subsidiary; provided that Excluded Subsidiary shall not include any Debtor.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to any Agent or any Lender or required to be deducted or withheld from a payment to any Agent or Lender, (a) net income Taxes and franchise and excise Taxes (imposed in lieu of net income Taxes) and any branch profits Taxes imposed on such Agent or Lender imposed as a result of such Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of any Agent or Lender under the law in effect at the time such Agent or Lender becomes a party to this Agreement (or designates a new lending office other than a new lending office designated at the request of the Borrower pursuant to Section 13.7(a)); provided that this clause (c) shall not apply to the extent that the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or designation of a new lending office by such Lender) would have been entitled to receive pursuant to Section 5.4 immediately before such assignment, participation, transfer or change in lending office in the absence of such assignment, participation, transfer or change in lending office (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax under this clause (c)), (d) any Tax to the extent attributable to such Agent’s or Lender’s failure to comply with Sections 5.4(e), (f) (in the case of any Non-U.S. Lender) or Section 5.4(i) (in the case of a U.S. Lender) or Section 5.4(j) and (e) any Taxes imposed by FATCA.

“Existing Cash Management Obligations” means any and all obligations in respect of “Cash Management Agreements” identified in the Prepetition ABL Payoff Letter.

“Existing Hedging Obligations” means any and all obligations in respect of “Secured Hedging Agreements” identified in the Prepetition ABL Payoff Letter.

“Existing Letters of Credit” means those letters of credit identified in the Prepetition ABL Payoff Letter.

“Exit Fee” shall have the meaning assigned to such term in Section 4.1(d).

“Exit Term Loan Facility” means the credit agreement to be entered into on the Conversion Date as contemplated by the terms specified in the Exit Term Loan Term Sheet.

“Exit Term Loan Term Sheet” means the “Exit Term Loan Term Sheet” as defined in the Restructuring Support Agreement.

“Exit Term Loans” means term loans incurred under the Exit Term Loan Facility.

“Extraordinary Receipts” shall mean any cash receipts received by any Credit Party or any Subsidiary thereof not in the ordinary course of business in respect of any Tax refunds or Employee Benefit Plan reversions received by any Credit Party.

“Extraordinary Receipts Prepayment Event” shall mean the receipt of Net Cash Proceeds with respect to any Extraordinary Receipts.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and intergovernmental agreement (together with any Applicable Law implementing such agreement) entered into in connection with any of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged on such day on such transactions as determined by the Administrative Agent; provided that is the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fee Letter” shall mean the Agent Fee Letter, dated as of February 15, 2023, between Wilmington Savings Fund Society, FSB and Avaya Inc.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Order” has the meaning specified in Section 7.2.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“First Day Orders” means all orders entered by the Bankruptcy Court on or, within five days of, the Petition Date, or based on motions filed on or about the Petition Date.

“Fiscal Year” shall have the meaning provided in Section 9.10.

“Fixed Charges” shall mean, the sum of, without duplication:

(1)	Consolidated Interest Expense; plus

(2)	all cash dividends or cash distributions (other than return of capital) paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; plus

(3)	all cash dividends or cash distributions (other than return of capital) paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Flood Laws” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.) and (iv) the Flood Insurance Reform Act of 2004, and any regulations promulgated thereunder.

“Floor” shall mean a rate of interest equal to 1.00%.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(g).

“Foreign Intercompany Note” shall mean the Foreign Intercompany Note, dated as of the date hereof, evidencing the Non-Debtor Subsidiary Notes/Receivables, by and among the payees and payors party thereto.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Recovery Event” shall have the meaning provided in Section 5.2(g).

“Foreign Reserve Account” shall have the meaning set forth in Section 9.13(a).

“Foreign Reserve Account Withdrawal” shall have the meaning set forth in Section 9.13(b).

“Foreign Reserve Account Withdrawal Notice” shall have the meaning set forth in Section 9.13(b).

“Foreign Reserve Protocol” shall have the meaning set forth in Section 9.13(b).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(f).

“Guarantee” shall mean the Guarantee, dated as of the Closing Date, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) Holdings, (b) each Domestic Subsidiary (other than an Excluded Subsidiary) that provides the Guarantee on the Closing Date, which in any event will include all Subsidiaries that are Debtors on the Closing Date, or becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise (including becoming a Debtor in the Chapter 11 Cases unless waived) and (c) the Borrower (other than with respect to its own Obligations).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products spilled or released into the environment, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, for which a release into the environment is prohibited, limited or regulated by any Environmental Law.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Holdings” shall have the meaning in the introductory paragraph hereto.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) the Swap Termination Value of Hedging Obligations of such Person, (h) without duplication, all Guarantee Obligations of such Person, (i) Disqualified Stock of such Person and (j) Receivables Indebtedness of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) any Indebtedness defeased by such Person or by any Subsidiary of such Person, (v) contingent obligations incurred in the ordinary course of business and (vi) earnouts or similar obligation until earned, due and payable and not paid for a period of thirty (30) days.

For all purposes hereof, (a) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness constitutes Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and obligations evidenced by bonds, debentures, notes, loan agreement or other similar instruments and (b) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made on account of any obligation of any Credit Party under any Credit Document other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Draw” shall have the meaning set forth in Section 2.1.

“Initial Intercompany Borrower” shall have the meaning set forth in Section 9.13.

“Initial Intercompany Transaction” shall have the meaning set forth in Section 9.13.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercompany Transfer Mechanic” shall have the meaning set forth in Section 10.13(a).

“Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Order” means an order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof) approving the Credit Documents on an interim basis and in the form attached hereto as Exhibit L, with any changes to such form as are satisfactory to the Borrower and the Required Lenders. For the avoidance of doubt, on the Closing Date, all references to the Interim Order shall be to that certain Interim Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and

364(e), and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b), (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) and (IV) Granting Related Relief Docket No. 77.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court, which date was February 15, 2023.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership, limited liability company membership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) (including any partnership or joint venture); (c) the entering into of any Guarantee Obligation with respect to Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5 (excluding, in the case of the Borrower and the Subsidiaries, intercompany loans, advances and Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business). The amount of any Investment outstanding at any time shall be the original cost of such Investment reduced by any Returns of the Borrower or a Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the fair market value of such consideration).

“Judgment Currency” shall have the meaning provided in Section 13.20.

“Junior Indebtedness” shall have the meaning provided in Section 10.7(a).

“Leased Real Property” means any Real Estate that is leased or otherwise rented and not owned in fee simple by any Credit Party.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the refusal or failure (which has not been cured) of a Lender to make available its portion of any Borrowing that it is required to make hereunder, (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, (c) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent, the Borrower that it will comply with its funding obligations under this Agreement, (d) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding or has admitted in writing that it is insolvent, provided that a Lender Default shall not be in effect with respect to a Lender solely by virtue of the ownership or acquisition of any Stock or Stock Equivalents in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (e) a Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other) or similar encumbrance (including any conditional sale or other title retention agreement or any Capital Lease).

“Loan” shall mean a Term Loan.

“Management Stockholders” means the members of management of Holdings (or any Parent Entity) or its Subsidiaries who are holders of Stock and Stock Equivalents of Holdings or of any Parent Entity on the Closing Date.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement”.

“Material Adverse Effect” shall mean any circumstance or condition that would individually or in the aggregate, have a material adverse effect on (i) the business, assets, liabilities (actual or contingent), operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (other than as a result of events leading up to and following the commencement of the Chapter 11 Cases and the continuation and prosecution thereof), (ii) the ability of the Credit Parties (taken as a whole) to perform or consummate their respective payment obligations under any Credit Document (other than as a result of events leading up to and resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof), or (iii) the rights, benefits and remedies of the Lenders or the Administrative Agent under any Credit Document, including the ability of the Administrative Agent and Lenders to enforce the Credit Documents; provided that nothing disclosed in any filings by the Borrower on Form 8-K or 12b-25 made through February 10, 2023, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Effect.

“Material Real Property” shall mean (i) the Owned Real Property set forth on Schedule 8.15 and (ii) any Owned Real Property owned by any Credit Party with a fair market value in excess of $5,000,000.

“Maturity Date” shall mean the earliest to occur of (a) the date that is six (6) months after the Closing Date (or if such day shall not be a Business Day, the next succeeding Business Day) (the “Scheduled Maturity Date”); (b) the date that is 45 days after the Petition Date if the Final Order has not been entered prior to the expiration of such 45-day period, unless otherwise extended by the Required Lenders; (c) the Consummation Date; (d) the acceleration of the Loans and the termination of the Commitments with respect to the Term Facility in accordance with this Agreement; (e) the consummation of a sale of all or substantially all of the assets of the Borrower (or the Borrower and the Guarantors) pursuant to section 363 of the Bankruptcy Code; and (f) the termination of the Restructuring Support Agreement.

“Milestones” shall have the meaning set forth in Section 9.16.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of SOFR Loans, $5,000,000 (or, if less, the entire remaining Commitments of any applicable Credit Facility at the time of such Borrowing), and (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining Commitments of any applicable Credit Facility at the time of such Borrowing).

“Monthly Booking Value” means, with respect to a Subscription Contract, the total contract value divided by the term of the contract (in number of months).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Material Real Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Owned Real Property that constitutes Material Real Property, in a form to be mutually agreed with the Administrative Agent.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (i) to which any of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Net Cash Proceeds” shall mean,

(1) with respect to any Asset Sale Prepayment Event or any Recovery Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any Subsidiary in connection therewith, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or estimated by the Borrower in good faith to be payable by the Borrower or any Subsidiary in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any Subsidiary (including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction); provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than Indebtedness hereunder and any other Indebtedness secured by a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) secured by a Lien on the assets that are the subject of such Prepayment Event, to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) the amount of any proceeds of any Recovery Prepayment Event that the Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period, has entered into an Acceptable Reinvestment Commitment prior to the last day of the Reinvestment Period to reinvest or, with respect to any Recovery Prepayment Event, provided an Acceptable Reinvestment Commitment or a Restoration Certification prior to the last day of the Reinvestment Period) in the business of the Borrower or any Subsidiary (subject to Section 9.15), including for the repair, restoration or replacement of an asset or assets subject to such Recovery Prepayment Event; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Recovery Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or any Subsidiary has entered into an Acceptable Reinvestment Commitment or provided a Restoration Certification prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Subsidiary has entered into such Acceptable Reinvestment Commitment or provided such Restoration Certification, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(v) in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or Disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Subsidiaries receives cash in an amount equal to the amount of such reduction,

(vi) in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by a non-Wholly Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Subsidiary as a result thereof, and

(vii) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, premiums, discounts and other costs paid by the Borrower or any Subsidiary, as applicable, in connection with such Prepayment Event, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above;

(2) with respect to the incurrence or issuance of any Indebtedness or the issuance of any Stock or Stock Equivalent or capital contribution, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such incurrence or issuance over (b) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, premiums, discounts and other costs paid by the Borrower or any Subsidiary in connection with such incurrence or issuance; and

(3) with respect to any Extraordinary Receipts, the gross cash proceeds received by or on behalf of the Borrower or any Subsidiary in connection therewith, as the case may be, less any reasonable costs incurred in connection with such Extraordinary Receipt, including all reasonable out-of-pocket costs and expenses incurred in connection with the collection of such proceeds; provided that if such amount shall be less than $5,000,000, the Net Cash Proceeds shall be deemed to be zero.

“New Equity Interests” shall have the meaning provided in the Restructuring Support Agreement.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Debtor Subsidiary Notes/Receivables” shall have the meaning provided in Section 10.13(a).

“Non-Debtor Subsidiary Transfer” shall have the meaning provided in Section 10.13(a).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the U.S., (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the U.S., or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Term Loan entered into with Holdings, the Borrower or any Subsidiary, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees (including the Put Option Premium and the Exit Fee) that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Orders” shall mean, collectively, the Interim Order and the Final Order.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or other similar Taxes arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document except any such Taxes that are any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document) imposed with respect to an assignment (other than an assignment made pursuant to Section 13.7 or Section 2.12).

“Owned Real Property” shall mean Real Estate owned in fee simple by any Credit Party.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any direct or indirect parent of Avaya Holdings.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(iii).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Payment in Full” or “Paid in Full” shall mean the time at which no Agent or Lender shall have any Commitments, any Loan or other Obligations unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence) as a result of all such Loans and other Obligations having been paid in full in cash.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Borrower, any Subsidiary or ERISA Affiliate or with respect to which the Borrower, any Subsidiary or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Perfection Certificate” shall mean a perfection certificate of the Borrower in any form approved by the Administrative Agent (acting reasonably).

“Periodic Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Permitted Encumbrances” shall mean:

(a)

Liens for taxes, assessments or governmental charges or claims (including Liens imposed by the PBGC or similar Liens) not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP or that are not required to be paid pursuant to Section 9.4 (including as a result of nonpayment of taxes permitted or required under the Bankruptcy Code);

(b)

Liens in respect of property or assets of the Borrower or any Subsidiary imposed by Applicable Law, such as carriers’, landlords’, construction contractors’, warehousemen’s and mechanics’ Liens and other similar Liens, arising in the ordinary course of business, in respect of amounts not more than 60 days overdue or being contested in good faith;

(c)	Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d)

Liens incurred or deposits of cash and Cash Equivalents (i) made in connection with workers’ compensation, unemployment insurance, employee benefit and pension liability and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, trade contracts (other than for payment of Indebtedness), leases, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, surety, performance and return-of-money bonds and other similar obligations, in each case incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5 or (ii) to provide “adequate assurances of payment” as that term is used in section 366 of the Bankruptcy Code;

(e)	ground leases or subleases, licenses or sublicenses in respect of Real Estate on which facilities owned or leased by the Borrower or any of the Subsidiaries are located;

(f)

easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions (including zoning restrictions), royalty interests and leases, minor defects, exceptions or irregularities in title or survey, encroachments, protrusions and other similar charges or encumbrances (including those to secure health, safety and environmental obligations), which do not interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(g)

with respect to any Owned Real Property that constitutes Material Real Property, any exception on the title policy issued and matters shown on the Survey delivered which do not in the aggregate materially adversely affect the value of said property or materially impair its use in the operation of the business of the Borrower or any of the Subsidiaries;

(h)

any interest or title of a lessor, sublessor, licensor, sublicensor or grantor of an easement or secured by a lessor’s, sublessor’s, licensor’s, sublicensor’s interest or grantor of an easement under any lease, sublease, license, sublicense or easement to be entered into by the Borrower or any Subsidiary as lessee, sublessee, licensee, grantee or sublicensee to the extent permitted or not prohibited by this Agreement;

(i)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)

leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole or constituting Disposition permitted under Section 10.4;

(k)	Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Subsidiary;

(l)

any zoning, land use, environmental or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Estate that does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;

(m)

any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by Applicable Law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Borrower or any Subsidiary to maintain self-insurance or to participate in any fund for liability on any insurance risks;

(n)

rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Applicable Law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(o)

Liens arising under any obligations or duties affecting any of the property, the Borrower or any Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(p)

rights reserved to or vested in any Governmental Authority to use, control or regulate any property of such Person, which do not materially impair the use of such property for the purposes for which it is held;

(q)	any obligations or duties, affecting the property of the Borrower or any Subsidiary, to any Governmental Authority with respect to any franchise, grant, license or permit;

(r)	a set-off or netting rights granted by the Borrower or any Subsidiary pursuant to any Hedging Agreements solely in respect of amounts owing under such agreements;

(s)	[reserved];

(t)	[reserved];

(u)	[reserved];

(v)	with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Applicable Laws;

(w)	[reserved];

(x)

Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(y)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted or not prohibited by this Agreement;

(z)	[reserved];

(aa)	[reserved];

(bb)

Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(cc)	[reserved];

(dd)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ee)

Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business or consistent with past practice;

(ff)

any restrictions on any Stock or Stock Equivalents or other joint venture interests of the Borrower or any Subsidiary providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such Stock or Stock Equivalents or interest of such Person, if a security interest or other Lien is created on such Stock or Stock Equivalents or interest as a result thereof and other similar Liens; and

(gg)

Liens securing Indebtedness or other obligations (i) of the Borrower or any Subsidiary in favor of a Credit Party and (ii) of any other Subsidiary that is not a Credit Party in favor of any other Subsidiary that is not a Credit Party.

“Permitted Holders” means, collectively, (i) the Management Stockholders (including any Management Stockholders holding Stock and Stock Equivalents through an equityholding vehicle), (ii) any Person who is acting solely as an underwriter in connection with a public or private offering of Stock and Stock Equivalents of any Parent Entity or Holdings, acting in such capacity, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (ii), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any Parent Entity held by such group, and (iv) any Permitted Plan.

“Permitted Plan” means any employee benefits plan of Holdings or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Variance” means the amount of aggregate total receipts and operating disbursements made or accrued during any applicable Variance Test Period that (i) with respect to total receipts, is not less than 85% of projected total receipts for such Variance Test Period and (ii) with respect to operating disbursements, is not greater than 115% of project operating disbursements for such Variance Test Period.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning specified in the Recitals to this Agreement.

“Plan” shall have the meaning provided in the Restructuring Support Agreement.

“Platform” shall have the meaning provided in Section 13.17(c).

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event, Debt Incurrence Prepayment Event or Extraordinary Receipts Prepayment Event.

“Prepetition ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of December 15, 2017, by and among the Borrower, Holdings, Avaya Canada Corp., Avaya UK, Avaya International Sales Limited, Avaya Deutschland GMBH, Avaya GMBH & Co. KG, the lenders party thereto, the lending institutions party thereto as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent.

“Prepetition ABL Facility” shall mean the credit facility provided for pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Payoff” shall mean (a)(i)the indefeasible repayment in full of all obligations under the Prepetition ABL Facility, including interest and fees through the date of repayment (at the non-default contract rate) and (ii) the cash collateralization of all Existing Letters of Credit, Existing Cash Management Obligations and Existing Secured Hedging Obligations, in each case, with the proceeds of the Initial Draw and pursuant to the terms of the Interim DIP Order and (b) the termination of all commitments thereunder and the release of all guarantees and lien in respect thereof.

“Prepetition ABL Payoff Letter” shall mean a payoff letter evidencing the Prepetition ABL Payoff in form and substance reasonably acceptable to the Required Lenders.

“Prepetition Debt” shall mean, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Prepetition Exchangeable Notes” shall mean the 8.00% exchangeable senior secured notes issued pursuant to that certain Indenture, dated as of July 12, 2022, by and among the Borrower, the guarantors party thereto and Wilmington Trust, National Association. as Trustee and as Notes Collateral Agent.

“Prepetition First Lien Debt” means all obligations in respect of (i) the Prepetition ABL Facility, (ii) the Prepetition Term Loan Credit Facility, (iii) the Prepetition First Lien Notes and (iv) the Prepetition Exchangeable Notes.

“Prepetition First Lien Notes” shall mean the 6.125% senior secured first lien notes issued pursuant to that certain Indenture, dated as of September 25, 2020, by and among the Borrower, the guarantors party thereto and Wilmington Trust, National Association. as Trustee and as Notes Collateral Agent.

“Prepetition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Prepetition Debt, (ii) “critical or foreign vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or other pre-petition claims against any Credit Party.

“Prepetition Term Loan Credit Agreement” shall mean that certain Term Loan Credit Agreement, dated as of December 15, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, by and among the Borrower, Holdings, certain guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent.

“Prepetition Secured Parties” shall mean the lender parties under the Prepetition ABL Facility and Prepetition Term Loan Facility and the beneficial holders of the Prepetition First Lien Notes and Prepetition Exchangeable Notes.

“Prepetition Term Loan Facility” shall mean the credit facilities provided for pursuant to the Prepetition Term Loan Credit Agreement.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA or Section 4975(c) of the Code.

“Public Reporting Entity” shall mean an entity that (i) complies with the reporting obligations under U.S. securities laws, (ii) is designated by the Borrower as a “Public Reporting Entity” and (iii) whose consolidated financial results include the financial results of the Borrower and its consolidated subsidiaries and customary reconciliations to eliminate the financial results of entities other than the Borrower and its consolidated subsidiaries.

“Put Option Premium” shall have the meaning set forth in Section 4.1(c).

“PW Ad Hoc Group” has the meaning set forth in the Restructuring Support Agreement.

“Real Estate” shall mean any interest in land, buildings and improvements owned, leased or otherwise held by any Credit Party, but excluding all operating fixtures and equipment.

“Receivables Indebtedness” shall mean, at any time, with respect to any receivables, securitization or similar facility (excluding any account receivable factoring facility entered into incurred in the ordinary course of business), the aggregate principal, or stated amount, of the “indebtedness”, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such receivables, securitization or similar facility, at such time, in each case outstanding at such time.

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking (or transfer under threat of condemnation) under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.

“Recovery Prepayment Event” shall mean the receipt of Net Cash Proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Register” shall have the meaning provided in Section 13.6(b)(iii).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 6 months following the date of receipt of Net Cash Proceeds of a Recovery Prepayment Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates (or, for purposes of clauses (A) and (B) of the last proviso of Section 13.5 and the penultimate paragraph of Section 13.5, such Person’s controlled Affiliates) and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reorganization Plan” shall mean a plan of reorganization in the Chapter 11 Cases.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Akin Ad Hoc Group Lenders” shall mean, at any date, Lenders who are members of the Akin Ad Hoc Group having or holding a majority of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate that are held by members of the Akin Ad Hoc Group at such date and (b) the outstanding amount of the aggregate unfunded Commitments in respect of the Term Loans that are held by members of the Akin Ad Hoc Group at such date.

“Required Lenders” shall mean, at any date, two or more unaffiliated (if there are two or more such unaffiliated Lenders) Lenders who are Non-Defaulting Lenders having or holding a majority of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate at such date and (b) the outstanding amount of the unfunded Commitments in the aggregate in respect of the Term Loans at such date.

“Required PW Ad Hoc Group Lenders” shall mean, at any date, Lenders who are members of the PW Ad Hoc Group having or holding a majority of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate that are held by members of the PW Ad Hoc Group at such date and (b) the outstanding amount of the aggregate unfunded Commitments in respect of the Term Loans that are held by members of the PW Ad Hoc Group at such date.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or any Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying that (a) the Borrower or such Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event (x) to repair, restore, refurbish or replace the property or assets in respect of which such Recovery Prepayment Event occurred or (y) or to invest in assets used or useful in a Similar Business, (b) the approximate costs of completion of such repair, restoration, refurbishment or replacement and (c) that such repair, restoration or replacement will be completed within the later of (x) fifteen months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Payment” shall mean, with respect to the Borrower or any Subsidiary, any dividend or return any capital to its stockholders or any other distribution, payment or delivery of property or cash to its stockholders on account of such Stock and Stock Equivalents, or redemption, retirement, purchase or other acquisition, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or set aside any funds for any of the foregoing purposes, other than dividends payable solely in its Stock or Stock Equivalents (other than Disqualified Stock).

“Restructuring Support Agreement” shall mean that certain Restructuring Support Agreement dated as of February 14, 2023 among Holdings, the Borrower, certain Subsidiaries of the Borrower, the Consenting Stakeholders (as defined therein).

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Returns” shall mean, with respect to any Investment, any dividend, distribution, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“S&P” shall mean Standard & Poor’s Financial Services LLC or any successor by merger or consolidation to its business.

“Sanctions” shall have the meaning provided in Section 8.19.

“Sanctions Laws” shall have the meaning provided in Section 8.19.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Lender and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or appointed by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time), entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Orders, (c) the Mortgages (to the extent requested by the Required Lenders), (d) each intellectual property security agreement, (e) the DIP ABL Intercreditor Agreement (if entered into) and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any other such Security Documents. The Security Documents (other than the Orders) shall supplement, and shall not limit, the grant of a Lien on and security interest in the Collateral pursuant to the Orders.

“Sierra” shall mean Sierra Communications International LLC.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing, in each case as determined by the Borrower in good faith.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c)(ii) of the definition of “ABR”.

“Specified Collateral” means all Collateral consisting of the following:

(i) all Accounts (as defined in the Uniform Commercial Code), other than Accounts which constitute identifiable proceeds of DIP Term Priority Collateral;

(ii) all Chattel Paper (as defined in the Uniform Commercial Code), other than Chattel Paper which constitutes identifiable proceeds of DIP Term Priority Collateral;

(iii) (iii)(x) all Deposit Accounts (as defined in the Uniform Commercial Code) (other than Deposit Accounts that are intended to solely contain identifiable proceeds of DIP Term Priority Collateral) and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein, and (y) Securities Accounts (other than Securities Accounts (as defined in the Uniform Commercial Code) that are intended to solely contain identifiable proceeds of DIP Term Priority Collateral), Security Entitlements (as defined in the Uniform Commercial Code) and securities credited to such a Securities Account, and, in each case, all cash, checks and other property held therein or credited thereto; provided, however, that during the continuance of an Event of Default to the extent that identifiable proceeds of DIP Term Priority Collateral are deposited in any such Deposit Accounts or Securities Accounts, such identifiable proceeds shall be treated as Specified Collateral;

(iv) all Inventory (as defined in the Uniform Commercial Code);

(v) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (i) through (iv) constituting Specified Collateral, all Documents (as defined in the Uniform Commercial Code), General Intangibles (as defined in the Uniform Commercial Code) (other than any Intellectual Property (as defined in the Security Agreement)), Instruments (as defined in the Uniform Commercial Code) (including promissory notes), and Commercial Tort Claims (as defined in the Uniform Commercial Code); provided, that to the extent any of the foregoing also relates to Collateral of a type not referred to in clauses (i) through (iv), only that portion relating to the items referred to in the preceding clauses (i) through (iv) shall be included in the Specified Collateral;

(vi) to the extent relating to any of the items referred to in the preceding clauses (i) through (v) constituting Specified Collateral, all Supporting Obligations (as defined in the Uniform Commercial Code) and Letter-of-Credit Rights (as defined in the Uniform Commercial Code); provided, that to the extent any of the foregoing also relates to Collateral that does not otherwise constitute Specified Collateral, only that portion related to those items referred to in the preceding clauses (i) through (v) shall be included in the Specified Collateral;

(vii) all books and Records (as defined in the Uniform Commercial Code) relating to the items referred to in the preceding clauses (i) through (vi) constituting Specified Collateral (including all books, databases, customer lists, engineer drawings and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (i) through (vi)); and

(viii) (viii) all collateral security and guarantees with respect to any of the foregoing and all cash, Money (as defined in the Uniform Commercial Code), insurance proceeds, Instruments, Securities (as defined in the Uniform Commercial Code), Financial Assets (as defined in the Uniform Commercial Code) and Deposit Accounts received as proceeds of any of the foregoing (such proceeds, “Specified Collateral Proceeds”); provided, however, that no proceeds of Specified Collateral Proceeds will constitute Specified Collateral unless such proceeds of Specified Collateral Proceeds would otherwise constitute Specified Collateral.

Notwithstanding the foregoing, “Specified Collateral” shall not include the DIP Proceeds Account, the Foreign Reserve Account, or any amounts deposited therein in accordance with the terms of this Agreement, or any proceeds of Avoidance Actions.

“SPV” shall have the meaning provided in Section 13.6(f).

“Stated Maturity” shall mean, with respect to any installment of principal on any series of Indebtedness, the date on which such payment of principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for payment thereof.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock unless and until such instrument is so converted or exchanged; provided, further that, solely with respect to any CFC or CFC Holding Company, Stock shall also include any instrument or security treated as stock for U.S. federal income tax purposes.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock Equivalents shall not be deemed to be Stock Equivalents unless and until such instrument is so converted or exchanged; provided, further that, solely with respect to any CFC or CFC Holding Company, Stock Equivalent shall also include any instrument or security treated as stock equivalent for U.S. federal income tax purposes.

“Subscription Contract” means each customer subscription contract entered into by the Borrower and its Subsidiaries.

“Subscription Contract ARR” means, with respect to each Subscription Contract, an amount equal to (i) the Monthly Booking Value thereof times (ii) twelve months.

“Subsequent Draw” shall have the meaning set forth in Section 2.1.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, unlimited company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% voting equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Superpriority Claim” shall mean a claim against any Debtor in any of the Chapter 11 Cases which is an administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code, having priority over any and all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code.

“Survey” shall mean a survey of any Owned Real Property that constitutes Material Real Property (and all improvements thereon), including a survey based on aerial photography that is (a) (i) prepared by a licensed surveyor or engineer, (ii) certified by the surveyor (in a manner reasonable in light of the size, type and location of the Real Estate covered thereby) to the Administrative Agent and the Collateral Agent and (iii) sufficient, either alone or in connection with a survey (or “no change”) affidavit in form and substance customary in the applicable jurisdiction, for the applicable title company to remove (to the extent permitted by Applicable Law) or amend all standard survey exceptions from the title insurance policy (or commitment) relating to such Owned Real Property that constitutes Material Real Property and issue such endorsements or other survey coverage, to the extent available in the applicable jurisdiction, as the Collateral Agent may reasonably request or (b) otherwise reasonably acceptable to the Collateral Agent, taking into account the size, type and location of the Real Estate covered thereby.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Commitment” shall mean, with respect to each Lender, (a) the amount of such Lender’s commitment to make Term Loans in the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Term Commitment” or (b) if the Term Commitments (as determined without giving effect to any Borrowing) are adjusted effective or retroactively effective on the earlier of the occurrence of the Escrow Payment and the Final Order Entry Date to give effect to the B-3 Re-allocation, the amount of such Lender’s commitment to make Term Loans in the amount set forth opposite such Lender’s name on a commitment schedule provided and certified by the Borrower to the Administrative Agent upon the occurrence of the B-3 Re-allocation Triggering Event and acknowledged, by electronic email, by Akin (solely with respect to the Commitments of the Lenders in the Akin Ad Hoc Group (as defined in the Restructuring Support Agreement)) and Paul, Weiss (solely with respect to the Commitments of the Lenders in the PW Ad Hoc Group (as defined in the Restructuring Support Agreement)), consistent with Annex II to the Commitment Letter with allocations breakdowns among affiliated Lenders. The Administrative Agent may conclusively rely upon such adjusted commitment schedule for purposes of adjusting the Register, without independent inquiry or investigation.

“Term Facility” shall have the meaning specified in the Recitals to this Agreement.

“Term Lender” shall mean, at any time, a Lender with an outstanding Term Loan or a Term Commitment at such time.

“Term Loan” shall have the meaning set forth in Section 2.1(a).

“Term SOFR” shall mean,

(a)

for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)

for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean a percentage equal to 0% per annum:

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Transaction Expenses” shall mean any fees, costs, liabilities or expenses incurred or paid by Holdings, the Borrower or any of its respective Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby including in respect of the commitments, negotiation, syndication, documentation and closing (and post-closing actions in connection with the Collateral) of the Credit Facilities.

“Transactions” shall mean, collectively, (i) the execution of and funding under the Credit Documents and definitive documentation in respect of the DIP ABL Facility, if any, (ii) the Prepetition ABL Payoff, (iii) the other transactions contemplated by the Restructuring Support Agreement and (iv) the payment of fees, costs, liabilities and expenses in connection with each of the foregoing and the consummation of any other transaction connected with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Term Loan, its nature as an ABR Loan or a SOFR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York, or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Pension Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“U.S. Trustee” shall have the meaning provided in the Restructuring Support Agreement.

“Variance Report” shall have the meaning set forth in Section 9.1(c).

“Variance Test Period” shall mean (i) initially, the first two weeks after the Petition Date, (ii) second, the first four-week period after the Petition Date and (iii) thereafter, each rolling four week period ending two weeks after the prior Variance Test Period.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances; provided that for the purpose of the definition of “Excluded Stock and Stock Equivalents” and in each reference to the Voting Stock of any CFC or CFC Holding Company, Voting Stock shall also include any instrument treated as voting stock or stock equivalent for U.S. federal income tax purposes.

“Wholly Owned” shall mean, with respect to the ownership by a Person of a Subsidiary, that all of the Stock of such Subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions

With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) The words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g) All references to “knowledge” or “awareness” of any Credit Party or a Subsidiary thereof means the actual knowledge of an Authorized Officer of a Credit Party or such Subsidiary.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(i) Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(j) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(k) For purposes of determining compliance with any one of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.11 and 1.1, (i) in the event that any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Junior Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time and from time to time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time; provided that (x) all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1 and (ii) with respect to any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Junior Indebtedness or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Junior Indebtedness or other applicable transaction is made (so long as such Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Junior Indebtedness or other applicable transaction at the time incurred or made was permitted hereunder).

1.3 Accounting Terms

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

1.4 Divisions

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.5 References to Agreements, Laws, Etc

Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted or not prohibited by any Credit Document and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6 Times of Day

Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.7 Timing of Payment or Performance

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally

In determining whether any Indebtedness, Investment, Lien, Disposition, Restricted Payment or any other amount under a “fixed amount” basket denominated in Dollars may be incurred in a currency other than Dollars, such amount shall be determined based on the currency exchange rate determined at the time of such incurrence (or, in the case of any revolving Indebtedness or any amount committed to be made, at the time it is first committed); provided that no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Lien, Disposition, Restricted Payment or such other amount is incurred or made; provided, further, that for purpose of determining Consolidated Net Income, Consolidated EBITDA or any other amount determined based on Consolidated Net Income or Consolidated EBITDA, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements.

1.9 Classification of Loans and Borrowings

For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

1.10 Permitted Liens.

The permission of the existence of Liens set forth under Section 10.2 is not intended to subordinate or postpone, and shall not be interpreted as a subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created under any of the Credit Documents to any such Lien; it being understood that the priority of any such Lien and the Lien created under any of the Credit Documents shall be determined by the Orders and by operation of the Applicable Law.

SECTION 2 Amount and Terms of Credit

2.1 The Loans.

Subject to the terms and conditions set forth herein and in the Orders, each Term Lender agrees, severally and not jointly, to make term loans (each a “Term Loan”) in Dollars to the Borrower in two draws on or after the Closing Date, in an aggregate principal amount not to exceed its respective Term Commitment. For the avoidance of doubt, any Term Commitments (x) shall be reduced dollar for dollar at the time of funding of any Loans thereunder and shall terminate upon the earlier of (i) the funding of the Subsequent Draw and (ii) the Maturity Date. Each Borrowing shall consist of Term Loans of the same Type made on the same day by the Term Lenders ratably according to their respective Term Commitments; provided, that (x) the first Borrowing of Term Loans shall be in the principal amount equal to the lesser of (A) the full amount authorized by the Bankruptcy Court in the Interim Order and (B) $400,000,000 (the “Initial Draw”) and (y) the second Borrowing of Term Loans shall be in the principal amount equal to the difference between (i) the lesser of (A) the full amount of all Term Loans authorized by the Bankruptcy Court in the Final Order (inclusive of the Initial Draw) and (B) $500,000,000 and (ii) the principal amount of the Initial Draw (the “Subsequent Draw”). Term Loans prepaid or repaid may not be reborrowed.

2.2 Maximum Number of Borrowings

After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than two (2) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent.

2.3 Notice of Borrowing

(a) Each Borrowing shall be made upon the Borrower’s irrevocable Notice of Borrowing to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (i) in the case of the Initial Draw, 1:00 p.m. one (1) U.S. Government Securities Business Day prior to the requested date of such Borrowing, and (ii) in the case of the Subsequent Draw, 12:00 p.m. ten (10) U.S. Government Securities Business Days prior to the requested date of such Borrowing; provided that, in the case of this clause (ii), the Borrower may not submit such notice prior to the Final Order Entry Date. Each Notice of Borrowing shall be appropriately completed and signed by an Authorized Officer of the Borrower. Each Notice of Borrowing shall specify (i) whether the Borrower is requesting a Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, (iv) the Type of Term Loans to be borrowed and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Notice of Borrowing, then the applicable Term Loans shall be made as ABR Loans. If the Borrower requests a Borrowing of SOFR Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its pro rata share of the Term Loans. In the case of each Borrowing, each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office in Dollars not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 6, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of the Adjusted Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the ABR promptly following the public announcement of such change.

2.4 Disbursement of Funds

(a) No later than 12:00 p.m. on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Borrower, the Administrative Agent and the Lenders for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts required under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower in writing and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the Term Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Term Loans; Evidence of Debt

(a) On the Maturity Date, either (i) the Term Loans shall be converted into Exit Term Loans in accordance with Section 2.15 and the Put Option Premium shall be paid in New Equity Interests pursuant to Section 4.1(c) and the Exit Fee shall be paid in cash in accordance with Section 4.1(c), or (ii) in all other instances, the Borrower shall repay to the Administrative Agent, for the benefit of the Lenders holding Term Loans, the then outstanding Term Loans and the Put Option Premium and the Exit Fee all in cash.

(b) The Term Loans shall not amortize.

(c) [Reserved].

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Term Loan made hereunder and, if applicable, the relevant tranche thereof and the Type of each Term Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (iv) any cancellation or retirement of Term Loans as contemplated by Section 13.6(g).

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g) The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made the Initial Draw, the Borrower shall provide to such Lender, at the Borrower’s expense a promissory note substantially in the form of Exhibit B, evidencing the Term Loans owing to such Lender.

(h) The Term Loans (together with the Put Option Premium and the Exit Fee) shall mature and become due and payable on the Maturity Date or shall be converted into Exit Term Loans in accordance with Section 2.15.

2.6 SOFR/Base Rate Conversions and Continuations

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of any Term Loans of one Type into a Borrowing or Borrowings of another Type, and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any SOFR Loans as SOFR Loans, for an additional Interest Period; provided that (i) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into SOFR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) SOFR Loans may not be continued as SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Required Lenders have determined in their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. at least (i) one Business Day’s in the case of a conversion into ABR Loans or (ii) three U.S. Government Securities Business Days’, in the case of a continuation of, or conversion to, SOFR Loans, prior written notice, in each case substantially in the form of Exhibit A (each, a “Notice of Conversion or Continuation”) specifying the Term Loans to be so converted or continued, the Type of Term Loans to be converted into or continued and, if such Term Loans are to be converted into, or continued as, SOFR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans and the Required Lenders have determined in their sole discretion not to permit such continuation, such SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of SOFR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Term Loans subject to an interest rate Hedging Agreement as SOFR Loans for each Interest Period until the expiration of the term of such applicable Hedging Agreement.

2.7 Benchmark Replacement Setting

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.7(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.7(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.7.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.8 Interest

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable SOFR Margin plus the relevant Adjusted Term SOFR, in each case in effect from time to time.

(c) At all times during which an Event of Default is continuing, the Borrower shall pay interest on the principal amount of all Loans outstanding hereunder (and any past due amounts not constituting principal) at a rate per annum (the “Default Rate”) that is equal to the rate that would otherwise be applicable thereto plus 2% to the fullest extent permitted by Applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Term Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Term Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each Business Day occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Term Loan, (A) on any prepayment; provided that interest on ABR Loans shall only become due pursuant to this clause (A) if the aggregate principal amount of the ABR Loans then-outstanding is repaid in full, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

2.9 Interest Periods

At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of SOFR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be one, three or six months.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any SOFR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Term Loan.

The Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.10 Increased Costs, Illegality, Etc.

(a) [Reserved].

(b) [Reserved].

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliates’ capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or any Affiliate thereof could have achieved but for such Change in Law (taking into consideration such Lender’s or parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any Applicable Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.10 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

(e) [Reserved].

(f) Subject to Section 2.7, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.11. Subject to Section 2.7, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c)(ii) of the definition of “ABR” until the Administrative Agent revokes such determination.

2.11 Compensation

If (i) any payment of principal of any SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such SOFR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Term Loans pursuant to Section 11 or for any other reason, (ii) any Borrowing of SOFR Loans is not made as a result of a withdrawn Notice of Borrowing, (iii) any ABR Loan is not converted into a SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation, (iv) any SOFR Loan is not continued as a SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation or (v) any prepayment of principal of any SOFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such SOFR Loan. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

2.12 Change of Lending Office

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.

2.13 Notice of Certain Costs

Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14 [Reserved]

2.15 Conversion to Exit Term Loans

On the Conversion Date, automatically and without any further consent or action required by any Agent or any Lender or notice by the Borrower, the aggregate principal amount of the Loans outstanding as of such date shall be automatically converted on a dollar-for-dollar basis for principal amount of the “Exit Term Loans” (as defined in the Exit Term Loan Term Sheet) in accordance with the Exit Term Loan Term Sheet and the Restructuring Support Agreement and deemed funded under the Exit Term Loan Facility; the Credit Parties (or the entities assuming the operations and assets of the Credit Parties in the Plan, to the extent such Person is required under the Exit Term Loan Term Sheet or the Plan to continue to be an obligor thereunder) shall assume all obligations in respect of the Loans hereunder that are converted into “Exit Term Loans” (as defined in the Exit Term Loan Term Sheet) and deemed funded under the Exit Term Loan Facility; each Lender shall be a lender under the Exit Term Loan Facility in accordance with the Restructuring Support Agreement and the Exit Term Loan Term Sheet; provided that all other Obligations (other than the principal amount of the Loans so converted), including, for the avoidance of doubt, accrued and unpaid interest and the Exit Fee, shall be paid in full in cash (other than the Put Option Premium, which shall be paid in New Equity Interests on the Conversion Date), upon which this Agreement shall terminate and be superseded and replaced in its entirety by the Exit Term Loan Facility. Notwithstanding the foregoing, all obligations of the Borrower and the other Credit Parties to the Agents and Lenders under this Agreement and any other Credit Document which are expressly stated in this Agreement or such other Credit Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Credit Parties, Agents and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents reasonably required to give effect to the provisions of this Section 2.15 and as are required to complete the schedules to the Exit Term Loan Facility or other agreements contemplated thereby.

2.16 Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then no Defaulting Lender shall be entitled to receive any fee payable under Section 4 or any interest at the Default Rate payable under Section 2.8(d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender).

2.17 Priority and Liens

(a) Each of the Credit Parties hereby covenants and agrees that upon the entry of, and subject to, an Interim Order (and when applicable, the Final Order) and subject to the Carve Out in all respects and, subject to the DIP ABL Intercreditor Agreement, the Obligations: (i) pursuant to section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims in the Chapter 11 Cases, which Superpriority Claims in respect of the Term Facility and the DIP ABL Facility, if any, shall rank pari passu with each other; (ii) pursuant to section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien (subject to the terms of the Security Agreement and the Orders but which will, in any event, be subject to the Carve Out) on all of the Collateral, whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Chapter 11 Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by section 546(b) of the Bankruptcy Code; (iii) pursuant to section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected junior Lien upon all Collateral, whether now existing or hereafter acquired, that is subject to valid, perfected and nonvoidable Liens in favor of Persons that are not Affiliates of the Credit Parties and in existence at the time of the commencement of the Chapter 11 Cases or that is subject to valid Liens in existence at the time of the commencement of the Chapter 11 Cases that are perfected subsequent to such commencement as permitted by section 546(b) of the Bankruptcy Code (other than certain property that is subject to the existing Liens that secure the Prepetition First Lien Debt, which liens shall be primed by the liens described in the following clause (iv)); and (iv) pursuant to section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected senior priming Lien on all Collateral that is subject to the Liens which secure the Prepetition First Lien Debt (the “Primed Liens”) other than with respect to Liens on Collateral that is Specified Collateral securing the DIP ABL Facility, if any, all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens granted after the commencement of the Chapter 11 Cases to provide adequate protection Liens to the extent of any diminution in the value of the collateral of the Primed Liens as provided in the Interim Order and the Final Order in respect of any of the Primed Liens, subject in each case to the Carve Out in all respects and as set forth in the Orders (the “Priming Liens”) and with respect to perfection, solely to the extent it may be achieved by the entry of the Orders and the perfection steps required to be taken under the Security Agreement.

(b) The Priming Liens, (i) except as set forth in clause (c) below, shall be subject and junior to the Carve Out in all respects, (ii) shall be junior to Liens that are senior to the Primed Liens (unless such Liens are themselves Primed Liens), (iii) shall be senior in all respects to the interests of such property of the holders of the obligations in respect of the Primed Liens and (iv) shall also be senior to any Liens granted after the Petition Date to provide adequate protection in respect of the Primed Liens.

(c) [Reserved].

(d) The relative priorities of the Liens described in this Section 2.17 with respect to the Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order). In accordance with the Interim Order (or, once entered, the Final Order), all of the Liens described in this Section 2.17 shall be effective and perfected upon entry of the Interim Order, without the necessity of the execution, recordation of filings by the Debtors of security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.

(e) Further to Section 2.17(a) and the Interim Order (and, when entered, the Final Order), to secure the full and timely payment and performance of the Obligations, each Credit Party hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Administrative Agent, for the ratable benefit of the Secured Parties, the Real Estate and property and interests relating thereto (which, for the avoidance of doubt, shall include all of such Credit Party’s right, title and interest now or hereafter acquired in and to (A) all improvements now owned or hereafter acquired by such Credit Party, (B) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Credit Party and now or hereafter attached to, installed in or used in connection with the Real Estate, and all utilities whether or not situated in easements, and all equipment, inventory and other goods in which such Credit Party now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the Uniform Commercial Code) related to the Real Estate, (C) [reserved], (D) all reserves, escrows or impounds and all deposit accounts maintained by such Credit Party with respect to the Real Estate, (E) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Estate, together with all related security and other deposits, (F) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Estate, (G) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Estate, (H) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (I) all property tax refunds payable with respect to the Real Estate, (J) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (K) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Credit Party as an insured party, and (L) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to any Credit Party by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any Real Estate), TO HAVE AND TO HOLD to the Administrative Agent, and such Credit Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Administrative Agent. Notwithstanding the foregoing, excluded from the foregoing grant of Lien is any right, title and interest of any Credit Party in and to any Excluded Collateral.

2.18 No Discharge; Survival of Claims

Each of the Credit Parties agrees that prior to Payment in Full of the Obligations or deemed Payment in Full pursuant to Section 2.15, (a) its obligations under the Credit Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Credit Parties, pursuant to section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

2.19 Payment of Obligations

Subject to the last paragraph of Section 11.20, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Credit Parties under this Agreement or any of the other Credit Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

SECTION 3 [Reserved]

SECTION 4 Fees; Commitments

4.1 Fees. The Borrower shall pay to the Agents and the Lenders (as applicable), for their respective accounts, in Dollars:

(a) all fees in the amounts and at the times specified in the Fee Letter due and payable to the Agents;

(b) without duplication of amounts referred to in clause (a) above or (c), (d) and (e) below, to the Administrative Agent, for the account of each Lender, an upfront fee (the “Term Upfront Fee”) (which, at the discretion of such Lender, may take the form of original issue discount) equal to 4.00% (the “Term Upfront Fee Percentage”) of the aggregate principal amount of the Loans funded hereunder in respect of each Borrowing referred to in Section 2.01(a), which Term Upfront Fee shall be earned, due and payable on the date of such Borrowing and calculated by multiplying the Term Upfront Fee Percentage by the aggregate principal amount of Loans funded by such Lender on the date of such Borrowing; provided that notwithstanding the foregoing, for the avoidance of doubt no applicable original issue discount shall reduce the amount of Obligations required to be prepaid or repaid with respect to the Loans owing hereunder;

(c) without duplication of amounts referred to in clauses (a) and (b) above and (d) and (e) below, a fee (the “Put Option Premium”) equal to 6.0% of the aggregate principal amount of the Commitments as of the date of the Commitment Letter without giving effect to any termination, reduction, or prepayment, which such Put Option Premium shall be earned on the date of the Commitment Letter and payable upon the repayment in full or deemed repayment in full pursuant to Section 2.15 or acceleration of the principal amount of the Term Loans, whether through optional prepayments, mandatory prepayments, at maturity, upon acceleration or otherwise, (x) to the extent the Plan shall have been consummated on or prior to the Maturity Date, to any Lender thereof or any Person designated by such Lender (pro rata in accordance with the outstanding principal amount of the Commitments and Loans held by such Lender on the date that the Put Option Premium is payable), in shares of New Equity Interests at a 37.5% discount to an implied equity value of $538,812,500, or (y) otherwise, to the Administrative Agent, for the ratable account of each Lender thereof (pro rata in accordance with the outstanding principal amount of the Commitments and Loans held by such Lender on the date that the Put Option Premium is payable), in cash;

(d) without duplication of amounts referred to in clauses (a), (b) and (c) above and (e) below, upon, and on the date of, any repayment or prepayment (whether pursuant to voluntary or mandatory prepayments provisions hereunder, and including on the Maturity Date) or acceleration of any Loans or termination of any Commitment, in full or in part (other than any termination of Commitments solely as a result of the Borrowing of any Term Loans hereunder), to the Administrative Agent, for the ratable account of each Lender thereof (pro rata in accordance with the outstanding principal amount of the Commitments and Loans held by such Lender on the date that the Exit Fee is payable), an exit fee (the “Exit Fee”) in cash in an amount equal to 1.0% of the sum of the principal amount of such Loans repaid or prepaid or accelerated or Commitments terminated, which Exit Fee shall be earned on the Closing Date; and

(e) without duplication of amounts referred to in clauses (a), (b), (c) and (d) above, to the Administrative Agent, for the account of each Lender, a fronting fee equal to 0.375% of the aggregate Commitments as of the Closing Date, which such fronting fee shall be earned, due and payable on the Closing Date;

Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1 (subject to Section 2.17).

4.2 Mandatory Termination or Reduction of Commitments

The Commitments shall be automatically and promptly reduced on the date of any Borrowing of Term Loans pursuant to Section 2.1(a), by the amount of such Borrowing.

SECTION 5 Payments

5.1 Voluntary Prepayments

The Borrower shall have the right to prepay Term Loans, without premium or penalty (other than amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of SOFR Loans made on any date other than the last day of the applicable Interest Period, the Exit Fee and, solely in the case of the prepayment in full of all Term Loans then outstanding, the Put Option Premium), in whole or in part, from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office revocable written notice of its intent to make such prepayment, the amount of such prepayment and, in the case of SOFR Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. three (3) U.S. Government Securities Business Days prior to such prepayment and shall be promptly transmitted by the Administrative Agent to each Lender, (b) each partial prepayment of Term Loans shall be in a minimum amount of $1,000,000 and in multiples of $500,000 in excess thereof; provided that no partial prepayment of SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding SOFR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for SOFR Loans and (c) any prepayment of SOFR Loans pursuant to this Section 5.1 on any day prior to the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be paid to the Term Lenders in accordance with their respective pro rata shares of the Term Loans. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan of a Defaulting Lender.

5.2 Mandatory Prepayments

(a) Prepayment Events.

(i) On each occasion that an Asset Sale Prepayment Event or a Recovery Prepayment Event occurs, the Borrower shall, within one Business Day after the receipt of Net Cash Proceeds of such Prepayment Event, in accordance with clauses (c) and (d) below, prepay (or cause to be prepaid) Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided, that no prepayment shall be required pursuant to this Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from such Prepayment Events required to be applied at or prior to such time pursuant to this Section 5.2(a)(i) and not yet applied at or prior to such time to prepay Term Loans pursuant to this Section exceeds $5,000,000 in the aggregate for all such Prepayment Events.

(ii) On each occasion that a Debt Incurrence Prepayment Event occurs, the Borrower shall immediately, upon the receipt of the Net Cash Proceeds from the occurrence of such Debt Incurrence Prepayment Event, prepay (or cause to be prepaid), in accordance with clauses (c) and (d) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such Debt Incurrence Prepayment Event.

(iii) On each occasion that an Extraordinary Receipts Prepayment Event occurs, the Borrower shall, within one Business Day after the receipt of Net Cash Proceeds of such Prepayment Event, prepay (or cause to be prepaid), in accordance with clauses (c) and (d) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such Extraordinary Receipts Prepayment Event.

(b) Each such prepayment of Term Loans shall be subject to payment of the Exit Fee in accordance with Section 4.1, all accrued and unpaid interest to, but not including the date of repayment, and, solely in the case of the prepayment in full of all Term Loans then outstanding, payment of the Put Option Premium.

(c) Application to Repayment Amounts. Each prepayment of Term Loans required by Section 5.2(a) (except as provided in Section 5.2(a)(iii)) or Section 5.2(b) shall be allocated to the Term Loans then outstanding (ratably to the Term Loans (or on a less than ratable basis, if agreed to by the Lenders providing such Term Loans) based on then remaining principal amounts of the Term Loans then outstanding) until paid in full.

(d) Application to Term Loans. With respect to each prepayment of Term Loans required pursuant to Section 5.2(a) (other than Section 5.2(a)(iii)) or Section 5.2(b), subject to Section 11.11 in the case of Section 5.2(a)(ii) (when applicable), the Borrower may designate the Types of Term Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of SOFR Loans made on any date other than the last day of the applicable Interest Period. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent may, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) [Reserved].

(f) Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a)(i) or Section 5.2(b), in each case at least three Business Days prior to the date such prepayment is required to be made (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion). Each such notice shall be revocable and specify the anticipated date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans to be prepaid in accordance with such prepayment notice of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all or a portion of its pro rata share of any such prepayment of Term Loans required to be made pursuant to Section 5.2(a)(i) or Section 5.2(b) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such prepayment of Term Loans. Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(g) Foreign Net Cash Proceeds. Notwithstanding any other provisions of this Section 5.2, to the extent that the repatriation of any or all of the Net Cash Proceeds from a Recovery Prepayment Event (a “Foreign Recovery Event”) of, or any Disposition by, a Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”), are prohibited or delayed by applicable local law (including financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and fiduciary and statutory duties of the directors of the relevant subsidiaries) or material agreement (so long as not created in contemplation of such prepayment) or organizational document from being repatriated to the United States or, if the Borrower and the Required Lenders have determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Recovery Event or any Foreign Asset Sale would have an material adverse tax consequence to the Borrower and its Subsidiaries (or any direct or indirect parent company of the Borrower), such portion of the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans, at the times provided in this Section 5.2 but may be retained by the applicable Foreign Subsidiary for working capital purposes so long, but only so long, (i) as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to promptly take commercially reasonable actions reasonably required by the applicable local law or material agreement to permit such repatriation) or (ii) as the Borrower and Required Lenders determine in good faith such material adverse tax consequence to the Borrower and its Subsidiaries (or any direct or indirect parent company of the Borrower) would be incurred, and once such repatriation is permitted under the applicable local law or such material adverse tax consequence would no longer be incurred as determined by the Borrower in good faith (and in any event not later than ten (10) Business Days after such repatriation is permitted to occur or the Borrower and the Required Lenders determine in good faith that such material adverse tax consequence would no longer be incurred) applied (net of additional taxes payable or reserved against as a result thereof) apply an amount equal thereto to the repayment of the Term Loans as required pursuant to this Section 5.2.

5.3 Method and Place of Payment

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, as the case may be, not later than 2:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Term Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by Applicable Law (as determined in the good faith discretion of an applicable withholding agent) to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings and (ii) the Borrower or such Guarantor or the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with Applicable Law. If such a Tax is an Indemnified Tax, the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all such required deductions and withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 5.4), the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as practicable thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b) The Borrower shall timely pay to the relevant Governmental Authority Other Taxes in accordance with Applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes that are paid by the Administrative Agent to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by such Agent or Lender or required to be withheld or deducted from a payment to such Agent or Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Credit Document, and any reasonable expenses arising therefrom or with respect thereof, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Any Non-U.S. Lender claiming a basis for an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, to the extent it is legally able to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding or as will permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 5.4(d), the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(f), 5.4(i) and 5.4(j) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Without limiting the generality of Section 5.4(e), each Non-U.S. Lender with respect to any amounts payable hereunder or under any other Credit Document shall, to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate substantially in the form of Exhibit J-1 representing that such Non-U.S. Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, any interest payment received by such Non-U.S. Lender under this Agreement or any other Credit Document is not effectively connected with the conduct of a trade or business in the United States and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN, Form W-8-BEN-E or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding Tax on payments under any Credit Document or (z) to the extent a Non-U.S. Lender is not the beneficial owner with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation or where Non-U.S. Lender is a pass through entity) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above and in Section 5.4(i), Exhibit J-2, Exhibit J-3 and or other certification documents from each beneficial owner, as applicable); provided that if the Non-U.S. Lender is a partnership it may provide Exhibit J-4 on behalf of one or more of its direct or indirect partners that are claiming the portfolio interest exemption; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate in any respect and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent.

If in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it, such Non-U.S. Lender shall promptly so advise the Borrower and the Administrative Agent.

(g) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it had received and retained a refund of an Indemnified Tax or additional sums payable under this Section 5.4 (including an Other Tax) for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, the Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the

Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. A Lender shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. None of any Lender, the Administrative Agent or the Collateral Agent shall be obliged to disclose any information regarding its tax affairs that it deems confidential to any Credit Party in connection with this clause (g).

(h) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 5.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(h). Nothing in this Section 5.4(h) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(i) Without limiting the generality of Section 5.4(d), with respect to any amounts payable hereunder or under any other Credit Document, each Lender or Agent that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any respect, (iii) after the occurrence of a change in such Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(j) If a payment made to any Agent or Lender would be subject to U.S. federal withholding Tax imposed under FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Administrative Agent and the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA, to determine whether such Agent or Lender has or has not complied with such Agent’s or Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment and deliver to the Borrower and the Administrative Agent two further copies of any such documentation on or before the date that any such documentation expires or becomes obsolete or inaccurate in any respect and after the occurrence of any event requiring a change in the documentation previously delivered by it to the Borrower or the Administrative Agent. Solely for purposes of this subsection (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any current or future intergovernmental agreements and any Applicable Law implementing such agreement entered into in connection therewith.

(k) The agreements in this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder and under any other Credit Document.

5.5 Computations of Interest and Fees

Except as provided in the next succeeding sentence, interest on SOFR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as the “U.S. prime rate” and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6 Limit on Rate of Interest

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any Applicable Law.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Laws.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Spreading. In determining whether the interest hereunder is in excess of the amount or rate permitted under or consistent with any Applicable Law, the total amount of interest shall be spread throughout the entire term of this Agreement until its Payment in Full.

(e) Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6 Conditions Precedent to the Closing Date

The Initial Draw on the Closing Date is subject to the satisfaction in all material respects of the conditions set forth below.

6.1 Credit Documents

The Administrative Agent and counsel to the Lenders shall have received (a) this Agreement, executed and delivered by an Authorized Officer of Holdings and the Borrower, (b) the Guarantee, executed and delivered by an Authorized Officer of each Guarantor as of the Closing Date, (c) the Security Agreement, executed and delivered by an Authorized Officer of each grantor party thereto as of the Closing Date and (d) a duly executed Notice of Borrowing delivered pursuant to Section 2.3(a). The Administrative Agent shall have received the Fee Letter executed and delivered by an Authorized Officer of the Borrower.

6.2 Collateral

(a) All Non-Debtor Subsidiary Notes/Receivables in existence on the Closing Date shall be evidenced by the Foreign Intercompany Note and shall have been pledged pursuant to the Security Agreement and/or the Orders.

(b) Proper Uniform Commercial Code financing statements covering the Collateral described therein shall be delivered to the Collateral Agent.

(c) The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate in form and substance reasonably acceptable to the Required Lenders, executed and delivered by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.

(d) With respect to all Owned Real Property that constitutes Collateral on which a “Building” or “Mobile Home” (as contemplated by the Flood Laws) is located, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with, if such Real Estate is located in a special flood hazard area, (A) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Credit Party relating thereto, and (B) evidence of flood insurance in form and substance reasonably satisfactory to the Administrative Agent).

6.3 Legal Opinions

The Administrative Agent and the Lenders shall have received the executed customary legal opinions of Kirkland & Ellis LLP, special New York counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders. Holdings, the Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4 Closing Certificates

The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, in respect of the conditions set forth in Sections 6.7, 6.8 and 6.16.

6.5 Secretary’s Certificate; Authorization of Proceedings of Each Credit Party

The Administrative Agent and the Lenders shall have received, on or prior to the Closing Date, a certificate of each Credit Party, dated the Closing Date and executed by an Authorized Officer of such Credit Party, with appropriate insertions and attachments, including (a) a copy of the resolutions of the board of directors, other managers or general partner of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents referred to in Section 6.1 (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder, (b) true and complete copies of the Organizational Documents of each Credit Party as of the Closing Date, (c) good standing certificates (to the extent such concept exists in the relevant jurisdiction of organization) of the Borrower and the Guarantors and (d) the names, titles, incumbency and signature specimens of those representatives of such Credit Party who have been authorized by such resolutions and/or written consents to execute Credit Documents on behalf of such Credit Party.

6.6 Fees

All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter and this Agreement, in the case of expenses, to the extent invoiced at least one (1) Business Day prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the Initial Draw.

6.7 Representations and Warranties

The representations and warranties of the Borrower and each other Credit Party contained in Section 8 or any other Credit Document shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

6.8 Material Adverse Effect

Since September 30, 2022, there shall not have occurred any circumstance or condition, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.

6.9 Approved Budget; DIP Projection

The Administrative Agent and the Lenders shall have received (a) the initial Approved Budget (dated as of a date not more than five (5) days prior to the Closing Date)) and (b) the DIP Projection, in each case, in form and substance acceptable to the Required Lenders.

6.10 Prepetition ABL Payoff Letter

The Administrative Agent and the Lenders shall have received an executed copy of the Prepetition ABL Payoff Letter.

6.11 Prepetition ABL Payoff

Substantially concurrently with the funding of the Initial Draw, the Prepetition ABL Payoff shall have occurred.

6.12 Governmental Approvals

All necessary governmental and third party consents and approvals necessary in connection with the Term Facility and the transactions contemplated hereby shall have been obtained on or prior to Closing Date (without the imposition of any adverse conditions that are not reasonably acceptable to the Required Lenders), after giving effect to the Interim Order and any other order of the Bankruptcy Court, and shall remain in effect; and, after giving effect to the Interim Order and any other order of the Bankruptcy Court entered on or prior to the Closing Date, no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Term Facility or the transactions contemplated hereby.

6.13 Patriot Act

The Administrative Agent and each Lender who has requested the same shall have received (at least one (1) Business Day prior to the Closing Date) all documentation and other information about the Borrower and each Guarantor as has been reasonably requested in writing prior to the Closing Date by the Administrative Agent or the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent such request has been delivered to the Borrower at least three (3) Business Days prior to the Closing Date.

6.14 The Chapter 11 Cases

(a) The Petition Date shall have occurred.

(b) The Interim Order Entry Date shall have occurred not later than three (3) Business Days following the Petition Date, and the Interim Order shall not have been vacated, reversed, modified, amended or stayed.

(c) All First Day Orders shall have been entered by the Bankruptcy Court and all such entered First Day Orders shall be reasonably satisfactory in form and substance to the Required Lenders, it being understood that drafts approved by both co-counsel to the Required Lenders, on or prior to the Petition Date are reasonably satisfactory.

(d) No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases.

(e) The amount of Loans made on the Closing Date shall not exceed the amount authorized by the Interim Order.

6.15 Escrow Payment

The Escrow Payment shall have occurred or shall be occurring substantially contemporaneously with the Initial Draw, and none of the amounts so paid shall have been recovered from or required to be disgorged by any recipient thereof.

6.16 No Default

No Default or Event of Default shall exist at the time of, or would result from, the Initial Draw or the application of the proceeds therefrom.

6.17 No Litigation

There shall exist no unstayed action, suit, investigation, litigation, or proceeding pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

6.18 Restructuring Support Agreement

Holders holding not less than 66 2/3% of outstanding principal amount of the Prepetition First Lien Debt shall have entered into the Restructuring Support Agreement, in form and substance satisfactory to the Required Lenders. The Restructuring Support Agreement shall be in full force and effect as of the Closing Date and shall not have been amended or modified without the Required Lenders’ prior written consent.

For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date or Section 7 on the date of the Subsequent Draw, each Lender that has signed or authorized the signing of this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to such date specifying its objection thereto.

SECTION 7 Conditions Precedent to the Subsequent Draw.

The Subsequent Draw is subject to the satisfaction in all material respects of the conditions set forth below.

7.1 Closing Date

The Closing Date shall have occurred.

7.2 Interim Order

The Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended without the prior written consent of the Required Lenders; provided that at the time of the Subsequent Draw, the Administrative Agent shall have received a final copy of an order of the Bankruptcy Court in substantially the form of the “form of” Interim Order filed with the DIP Motion on the Petition Date (with only such modifications thereto as are satisfactory in form and substance to the Borrower and the Required Lenders) and authorizing the Term Facility on a final basis (the “Final Order”), which, in any event, shall have been entered by the Bankruptcy Court no later than the date that is forty-five (45) days following the Petition Date, and at the time of the Subsequent Draw and the Borrower’s delivery of the Notice of Borrowing with respect to the Subsequent Draw, in each case, the Final Order shall be in full force and effect, and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended without the prior written consent of the Required Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by any Credit Party of any of their respective obligations under any of the Credit Documents shall be the subject of a presently effective stay pending appeal.

7.3 First Day Orders

All material First Day Orders shall have been entered by the Bankruptcy Court on a final basis and shall be reasonably satisfactory in form and substance to the Borrower and the Required Lenders.

7.4 Representations and Warranties

The representations and warranties of the Borrower and each other Credit Party contained in Section 8 or any other Credit Document shall be true and correct in all material respects on and as of the date of the Subsequent Draw; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

7.5 No Default or Event of Default

No Default or Event of Default shall exist at the time of, or would result from, the Subsequent Draw or the application of the proceeds therefrom.

7.6 Request for Borrowing

The Administrative Agent shall have received a duly executed Notice of Borrowing from the Borrower in accordance with the requirements thereof (together with, if applicable, the certification and acknowledgment with respect to any adjustment to the Term Commitments as required in the definition thereof), no less than ten (10) Business Days prior to the date of the Subsequent Draw.

7.7 No Violation of Law

The making of such Loan shall not violate any requirement of Applicable Law applicable to the Credit Parties, after giving effect to the Orders and any other order of the Bankruptcy Court entered on or prior to the date of the applicable Borrowing, and shall not be enjoined, temporarily, preliminarily or permanently.

7.8 Payments of Fees and Expenses

The Administrative Agent and the Lenders shall have received the fees in accordance with the procedures set forth in the Interim Order and in the amounts previously agreed in writing by the Administrative Agent or otherwise pursuant to the Credit Documents, if any, on or prior to such date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties pursuant to the Commitment Letter, this Agreement, and the Interim Order for which, with respect to expenses, invoices have been presented at least one Business Day prior to such date shall have been paid; which amounts may be paid from the proceeds of the Term Loans funded on the date of the Subsequent Draw unless required to be paid by the Borrower prior to such date.

7.9 Material Adverse Effect

No Material Adverse Effect shall have occurred since the Petition Date.

7.10 The Chapter 11 Cases

(a) None of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case.

(b) No trustee or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases.

(c) The Escrow Payment shall have occurred or shall be occurring substantially contemporaneously with the Subsequent Draw, and none of the amounts so paid shall have been recovered from or required to be disgorged by any recipient thereof.

7.11 Milestones

All Milestones required to be satisfied by the Debtors as of the date of the proposed Borrowing shall have been satisfied or waived or extended in accordance with the Restructuring Support Agreement.

7.12 Approved Budget

The funding of such Term Loans, as applicable, shall be in accordance with the Approved Budget.

Each Notice of Borrowing (but not any Notice of Conversion or Continuation) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 7 have been satisfied on and as of the date of the applicable Borrowing.

7.13 No Litigation

There shall exist no unstayed action, suit, investigation, litigation, or proceeding pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

SECTION 8 Representations and Warranties.

In order to induce the Lenders to enter into this Agreement and to make the Term Loans as provided for herein, each of Holdings and the Borrower makes the following representations and warranties to the Agents and the Lenders, on behalf of itself and its Subsidiaries, all of which shall survive the execution and delivery of this Agreement and the making of the Term Loans:

8.1 Corporate Status; Compliance with Laws

Each of Holdings, the Borrower and each Subsidiary of the Borrower (a) is a duly organized and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, except as would not reasonably be expected to result in a Material Adverse Effect, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority

Each Credit Party has the corporate or other organizational power and authority to, subject to the entry of the Orders and subject to the terms thereof, execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Subject to entry of the Orders and subject to the terms thereof, each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection of such obligation is governed by the UCC).

8.3 No Violation

Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the financing transactions contemplated hereby and thereby will (a) contravene any applicable provision of any Applicable Law (including material Environmental Laws) other than any contravention which would not reasonably be expected to result in a Material Adverse Effect, (b) except to the extent arising under the documents governing the Prepetition Debt, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of Holdings, the Borrower or any Subsidiary (other than Liens permitted hereunder) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust or other material debt agreement or instrument to which Holdings, the Borrower or any Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organizational Documents of any Credit Party.

8.4 Litigation

Except for the Chapter 11 Cases and matters set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing with respect to Holdings, the Borrower or any of the Subsidiaries that have a reasonable likelihood of adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations

Neither the making of any Term Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6 Governmental Approvals

Subject to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance of the Credit Documents does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, authorizations, consents, approvals, registrations, filings or other actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act

None of the Credit Parties is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, the Borrower, any of the Subsidiaries of the Borrower or any of their respective authorized representatives to the Administrative Agent and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) regarding Holdings, the Borrower and its Subsidiaries in connection with the Transactions for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections provided to the Lenders who have elected to receive such projections are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts or a guarantee of performance, and are subject to material contingencies and assumptions, many of which are beyond the control of the Credit Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

8.9 [Reserved]

8.10 Tax Matters

Except where the failure of which would not be reasonably expected to have a Material Adverse Effect or is permitted or required by the Bankruptcy Code, (a) each of Holdings, the Borrower and each of the Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (after giving effect to all applicable extensions) and has paid all material Taxes payable by it that have become due (whether or not shown on such Tax return), other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of Holdings, the Borrower and each of the Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes not yet due and payable, and (c) each of Holdings, the Borrower and each of the Subsidiaries has satisfied all of its Tax withholding obligations.

8.11 Compliance with ERISA

(a) No ERISA Event has occurred or is reasonably expected to occur; and no Lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of Holdings, the Borrower or any ERISA Affiliate on account of any Pension Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and Applicable Law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12 Subsidiaries

Schedule 8.12 lists each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein), in each case existing on the Closing Date.

8.13 Intellectual Property

Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted hereunder), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights would not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws

Except as would not reasonably be expected to have a Material Adverse Effect: (a) Holdings, the Borrower and the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (b) Holdings, the Borrower and the Subsidiaries have, and have timely applied for renewal of, all permits under Environmental Law to construct and operate their facilities as currently constructed; (c) except as set forth on Schedule 8.14, neither Holdings, the Borrower nor any Subsidiary is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law, including any such Environmental Claim, or, to the knowledge of the Borrower, any other liability under Environmental Law related to, or resulting from the business or operations of any predecessor in interest of any of them; (d) none of Holdings, the Borrower or any Subsidiary is conducting or financing or, to the knowledge of the Borrower, is required to conduct or finance, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (e) to the knowledge of the Borrower, no Hazardous Materials have been released into the environment at, on or under any Real Estate currently owned or leased by Holdings, the Borrower or any Subsidiary, and (f) neither Holdings, the Borrower nor any Subsidiary has treated, stored, transported, released, disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or leased Real Estate or facility. Except as provided in this Section 8.14, Holdings, the Borrower and the Subsidiaries make no other representations or warranties regarding Environmental Laws.

8.15 Properties

Except as set forth on Schedule 8.15, Holdings, the Borrower and the Subsidiaries have good title to or valid leasehold or easement interests or other license or use rights in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted under this Agreement) and except where the failure to have such good title, leasehold or easement interests or other license or use rights would not reasonably be expected to have a Material Adverse Effect. Schedule 8.15 lists the street address for each Owned Real Property constituting Material Real Property (if any) by any Credit Party on the Closing Date.

8.16 No Default

No Default or Event of Default has occurred, after giving effect to the funding of the Term Loans.

8.17 Security Interests

Subject to the qualifications set forth in Section 6.2 and the terms of the DIP ABL Intercreditor Agreement (if then in effect), with respect to each Credit Party, the Security Documents, taken as a whole, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject to Liens permitted hereunder) in the Collateral described therein, in each case, to the extent required under the Security Documents, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Stock described in the Security Agreement that is in the form of securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC (“Certificated Securities”), when certificates representing such Stock are delivered to the Collateral Agent along with instruments of transfer in blank or endorsed to the Collateral Agent, and (ii) all other Collateral constituting personal property described in the Security Agreement, when financing statements, intellectual property security agreements and other required filings, recordings, agreements and actions in appropriate form are executed and delivered, performed, recorded or filed in the appropriate offices, as the case may be, the Collateral Agent, for the benefit of the applicable Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in all Collateral that may be perfected by filing, recording or registering a financing statement, an intellectual property security agreement or analogous document (to the extent such Liens may be perfected by possession of the Certificated Securities by the Collateral Agent or such filings, agreements or other actions or perfection is otherwise required by the terms of any Credit Document), in each case, to the extent required under the Security Documents, as security for the Obligations, in each case prior and superior in right to any other Lien (except, in the case of Liens permitted hereunder).

8.18 Labor Matters

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened in writing; and (b) hours worked by and payment made for such work to employees of Holdings, the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters.

8.19 Sanctioned Persons; Anti-Corruption Laws; Patriot Act

None of Holdings, the Borrower or any of its Subsidiaries or any of their respective directors or officers is subject to any economic embargoes or similar sanctions administered or enforced by the U.S. Department of State or the U.S. Department of the Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of Holdings, the Borrower and its Subsidiaries and their respective officers and directors is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the Patriot Act and any other applicable anti-terrorism and anti-money laundering laws, rules, regulations and orders. No part of the proceeds of the Term Loans will be (i) used, directly or indirectly, in violation of the Patriot Act, the Anti-Corruption Laws, Sanctions Laws and/or any other anti-terrorism or anti-money laundering laws in any material respect or (ii) provided, given, used for the benefit of, or otherwise made available to (x) any individual or entity located or resident in or organized under the laws of any jurisdiction that is the target of comprehensive sanctions under Sanctions Laws (currently Cuba, Iran, North Korea, Syria, the Crimea region, or the so-called Donetsk or Luhansk People’s Republic) or (y) any individual or entity that is the target of Sanctions Laws (including, without limitation, persons listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury).

8.20 Use of Proceeds

The Borrower will use the proceeds of the Term Loans in accordance with Section 9.13 of this Agreement.

8.21 Orders

The Interim Order is (and the Final Order when entered will be) effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid, binding and enforceable perfected security interests in the Collateral without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

8.22 Status of Obligations; Perfection and Priority of Security Interests

Subject to entry of the Interim Order (and the Final Order, as applicable) the Obligations shall have the status and priority set forth in Section 2.17 and, for the avoidance of doubt, are subject to the Carve Out in all respects.

SECTION 9 Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until all Commitments have terminated and the Term Loans, together with interest, fees and all other Obligations, are Paid in Full:

9.1 Information Covenants

The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Monthly Operating Reports. Copies of all “Monthly Operating Reports” filed with the Bankruptcy Court for the applicable month within two (2) Business Days of such filing.

(b) Approved Budget. On the last Business Day of each four-week period after the Closing Date, an updated Approved Budget in substance satisfactory to the Required Lenders; provided that the failure of such updated Approved Budget to be satisfactory to the Required Lender shall not be deemed to be a violation of this Section 9.1(b) and no Default or Event of Default shall result from the rejection by the Required Lenders of such updated Approved Budget; provided further that for the avoidance of doubt, the most recently effective Approved Budget shall continue to constitute the Approved Budget for purpose of this Agreement; provided further that such rejection by the Required Lenders shall result in an Event of Default two Business Days prior to the commencement of a weekly period that is not included in the most recently effective Approved Budget.

(c) Variance Reports. On Wednesday following each two-week period (with the first such delivery on March 1, 2023 with respect to the first Variance Test Period, with the second such delivery of March 15, 2023 with respect to the second Variance Test Period and thereafter the Wednesday following each applicable Variance Test Period), a report in substantially the form of Exhibit M (the “Variance Report”).

(d) Within twenty days after the end of each fiscal month, a written report, in form and substance reasonably acceptable to the Required Lenders, containing the gross accounts receivable and inventory of the Credit Parties (as of the last day of the applicable month).

(e) [Reserved].

(f) Notice of Default; Litigation; ERISA Event. Promptly after an Authorized Officer of the Borrower or any Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation, regulatory or governmental proceeding pending against the Borrower or any Subsidiary that has a reasonable likelihood of adverse determination and such determination would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect, (iii) the occurrence of any ERISA Event or any ERISA Event that is reasonably expected to occur, that would reasonably be expected to result in a Material Adverse Effect and (iv) any other event which would reasonably be expected to have a Material Adverse Effect.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings, the Borrower or any Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Borrower or any Subsidiary shall send to the holders of any publicly issued debt with a principal amount in excess of $30,000,000 of Holdings, the Borrower and/or any Subsidiary in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement).

(h) Requested Information. With reasonable promptness, following the reasonable request of the Administrative Agent, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided that, notwithstanding anything to the contrary in this Section 9.1(h), none of Holdings, the Borrower or any of its Subsidiaries will be required to provide any such other information pursuant to this Section 9.1(h) to the extent that (i) the provision thereof would violate any attorney client privilege (as reasonably determined by counsel (internal or external) to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective Affiliates (so long as not entered into in contemplation hereof) or (ii) such information constitutes attorney work product (as reasonably determined by counsel (internal or external) to the Credit Parties).

(i) Consolidated EBITDA. Within 45 days after the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2023, a certificate of an Authorized Officer of the Borrower setting forth a calculation of the Consolidated EBITDA for the four fiscal quarters most recently ended.

(j) (i) As soon as reasonably practicable in advance of filing with the Bankruptcy Court or delivering to the Creditors’ Committee or the U.S. Trustee, as the case may be, the form of the Final Order and all other proposed orders and pleadings related to the Loans and the Credit Documents, any Reorganization Plan and/or any disclosure statement related thereto and (ii) by the earlier of (A) three (3) Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court or (B) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Chapter 11 Cases or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Credit Parties or any request for relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or Rule 9019 of the Federal Rules of Bankruptcy Procedure.

9.2 Books, Records and Inspections

(a) The Borrower will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) the Required Lenders, may exercise rights of the Lenders under this Section 9.2 and (ii) the Required Lenders shall not exercise such rights more than two times in any calendar year; provided, further, that when an Event of Default exists, the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2, neither the Borrower nor any Subsidiary will be required under this Section 9.2 to disclose or permit the inspection or discussion of any document, information or other matter to the extent that such action would violate any attorney-client privilege (as reasonably determined by counsel (internal or external) to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality (not created in contemplation thereof) binding on the Credit Parties or their respective Affiliates or constituting attorney work product (as reasonably determined by counsel (internal or external) to the Credit Parties).

(b) The Borrower will, and will cause each Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity, in all material respects, with GAAP shall be made of all material financial transactions and matters involving the assets of the business of the Borrower or such Subsidiary, as the case may be (it being understood and agreed that any Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

9.3 Maintenance of Insurance

The Borrower will, and will cause each Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, upon written reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried, provided, however, that for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year. With respect to each Owned Real Property that constitutes Material Real Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Owned Real Property that constitutes Material Real Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

9.4 Payment of Taxes

The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any Subsidiary; provided that neither the Borrower nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or (ii) with respect to which the failure to pay would not reasonably be expected to result in a Material Adverse Effect or would be permitted or required under the Bankruptcy Code.

9.5 Consolidated Corporate Franchises

The Borrower will do, and will cause each Subsidiary that is a Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Subsidiaries may consummate any transaction otherwise permitted hereby, including under Section 10.2, 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Regulations, Etc

The Borrower will, and will cause each Subsidiary to, comply with all Applicable Laws applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.7 Lender Calls

Solely with respect to any commercial matters, the Credit Parties (including one or more other senior members of management) shall, and shall cause their financial advisors, if appropriate and applicable, at reasonable times to be mutually and reasonably agreed from time to time (and no more frequently than monthly) by Borrower and Administrative Agent, host telephonic conference calls with the Administrative Agent, the Lenders and their financial advisors.

9.8 Maintenance of Properties

The Borrower will, and will cause the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9 Cash Management Order

Each Credit Party shall maintain its cash management system in accordance with the Cash Management Order (subject to any approval or consent rights of the Lenders provided therein) in all material respects.

9.10 End of Fiscal Years

The Borrower will, for financial reporting purposes, cause its Fiscal Year to end on September 30 of each year (each a “Fiscal Year”) and cause its Subsidiaries to maintain their fiscal years as in effect on the Closing Date; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the Fiscal Year or the fiscal years of its Subsidiaries with the prior written consent of the Administrative Agent and the Required Lenders (not to be unreasonably withheld, conditioned, delayed or denied), in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11 Additional Guarantors and Grantors

Subject to any applicable limitations set forth in the Guarantee, the Security Documents, the DIP ABL Intercreditor Agreement (if in existence) and this Agreement (including Section 9.12), the Borrower will cause each direct or indirect Domestic Subsidiary of the Borrower (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date and each other Domestic Subsidiary of the Borrower that ceases to constitute an Excluded Subsidiary to, upon the date of such formation, acquisition or cessation, as applicable (or such longer period as the Required Lenders may agree in its reasonable discretion), execute a supplement to each of the Guarantee and the Security Agreement in order to become a Guarantor under such Guarantee and a grantor/pledgor under the Security Agreement.

9.12 Further Assurances

(a) Subject to the applicable limitations set forth in this Agreement (including Section 9.11), the Security Documents and the DIP ABL Intercreditor Agreement (if in existence), the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any Applicable Law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents (including in any Mortgage), if any assets that are of the nature secured by any Security Documents (including any owned Real Estate or improvements thereto constituting Material Real Property) are acquired by the Borrower or any Subsidiary Guarantor after the Closing Date or are held by any Subsidiary on or after the time it becomes a Guarantor pursuant to Section 9.11 (other than assets constituting Collateral under the Security Documents that become subject to the Lien of any Security Document upon acquisition thereof or assets subject to a Lien granted pursuant to Section 10.2(d) or 10.2(g)), the Borrower will promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 30 days, unless extended by the Collateral Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.

(c) Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall be accompanied by those items set forth in clause (d) that are customary for the type of assets covered by such Mortgage. Any items that are customary for the type of assets covered by such Mortgage may be delivered within a commercially reasonable period of time after the delivery of a Mortgage if they are not reasonably available at the time the Mortgage is delivered.

(d) With respect to any Owned Real Property that constitutes Material Real Property, to the extent requested by the Required Lenders, within 60 days, unless extended by the Required Lenders in their reasonable discretion, the Borrower will deliver, or cause to be delivered, to the Collateral Agent (i) a Mortgage with respect to each Owned Real Property that constitutes Material Real Property, executed by an Authorized Officer of each obligor party thereto, (ii) a policy or policies of title insurance insuring the Lien of each such Mortgage as a valid Lien on the Owned Real Property that constitutes Material Real Property described therein, free of any other

Liens except Permitted Encumbrances or consented to in writing (including via email) by the Collateral Agent, together with such endorsements and reinsurance as the Collateral Agent may reasonably request, together with evidence reasonably acceptable to the Collateral Agent of payment of all title insurance premiums, search and examination charges, escrow charges and related charges, fees, costs and expenses required for the issuance of the title insurance policies referred to above, (iii) a Survey, to the extent requested by the Required Lenders and reasonably necessary to satisfy the requirements of clause (ii) above, (iv) all other documents and instruments, including Uniform Commercial Code or other applicable fixture security financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any such Mortgage and perfect such Liens to the extent required by, and with the priority required by, such Mortgage shall have been delivered to the Collateral Agent in proper form for filing, registration or recording and (v) written opinions of legal counsel in the states in which each such Owned Real Property that constitutes Material Real Property is located in customary form and substance. If any building or other improvement included in any Owned Real Property that constitutes Material Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or as hereafter in effect or successor act thereto), then the Borrower shall, prior to delivery of the Mortgages, deliver or cause to be delivered, (i) a completed Federal Emergency Management Agency Standard Flood Determination with respect to each Owned Real Property that constitutes Material Real Property, in each case in form and substance reasonably satisfactory to the Collateral Agent and (ii) evidence of flood insurance with respect to each Owned Real Property that constitutes Material Real Property, to the extent and in amounts required by Applicable Laws, in each case in form and substance reasonably satisfactory to the Collateral Agent.

(e) Notwithstanding anything herein to the contrary, if the Borrower and the Required Lenders mutually agree in their reasonable judgment (confirmed in writing to the Borrower and the Administrative Agent) that the cost or other consequences (including adverse tax and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Parties thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(f) At the request of the Required Lenders, the Borrower and the Administrative Agent shall enter into a springing account control agreement with the account bank in form and substance satisfactory to the Required Lenders and the Borrower that is sufficient to give Administrative Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over Foreign Reserve Account and/or the DIP Proceeds Account.

9.13 Use of Proceeds

(a) The Borrower will use the proceeds from the Loans (i) to consummate the Prepetition ABL Payoff, (ii) for working capital and general corporate purposes of the Debtors; (iii) to pay obligations arising from or related to the Carve Out; (iv) to pay professional fees in connection with the Chapter 11 Cases; (v) to make adequate protection payments; (vi) to pay fees and expenses incurred in connection with the transactions contemplated hereby and in the Restructuring Support Agreement; (vii) to fund an intercompany loan in an amount not to exceed

$50,000,000 (the “Initial Intercompany Transaction”) by Sierra to Avaya International Sales Ltd (the “Initial Intercompany Borrower”) to be used for working capital and general corporate purposes of foreign Subsidiaries of the Borrower, including, but not limited to, to fund certain cash pooling accounts of certain foreign Subsidiaries of the Borrower and opened at Citibank, N.A. and its affiliates; and (viii) to fund a deposit of up to $40,000,000 to a segregated account held by the Borrower (the “Foreign Reserve Account”) for purposes of backstopping the liquidity of certain foreign non-Debtor affiliates to the extent necessary to preserve the value of the Debtors’ international business; provided that the use of funds in the Foreign Reserve Account during the Chapter 11 Cases shall be subject to the Foreign Reserve Protocol.

(b) Any release of funds from the Foreign Reserve Account (each, a “Foreign Reserve Account Withdrawal”) shall be subject to the following procedures (the “Foreign Reserve Protocol”) in addition to the Intercompany Transfer Mechanic: (i) the Debtors shall submit in writing to the Administrative Agent, with a copy to the advisors to the Akin Ad Hoc Group (as defined in the Restructuring Support Agreement) and the PW Ad Hoc Group (as defined in the Restructuring Support Agreement) a withdrawal request (the “Foreign Reserve Account Withdrawal Notice”), which Foreign Reserve Account Withdrawal Notice shall include (a) the proposed foreign non-Debtor recipient of the transfer; (b) the proposed transfer amount; and (c) the proposed use of funds; (ii) the Administrative Agent shall, within three (3) Business Days from receipt of the Foreign Reserve Account Withdrawal Notice, advise the Debtors if the Required Lenders consent to any such Foreign Reserve Account Withdrawal, which consent shall not be unreasonably withheld. All Foreign Reserve Account Withdrawals shall be made in accordance with the Intercompany Transfer Mechanic.

9.14 Maintenance of Ratings

The Borrower will use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a public corporate family and/or corporate credit rating, as applicable, and public ratings provided pursuant to this Agreement within 30 days of the Closing Date, in each case, from each of S&P and Moody’s.

9.15 Changes in Business

The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related or ancillary to any of the foregoing, in each case as determined by the Borrower in good faith.

9.16 Milestones

The Borrower shall comply with the following Milestones (as waived or extended in accordance with the Restructuring Support Agreement) (collectively, the “Milestones”):

(a) The Interim Order shall have been entered by no later than three (3) days after the Petition Date.

(b) The Escrow Payment shall occur no later than the date when the Interim DIP Order is entered by the Bankruptcy Court; provided that, this milestone can only be extended or waived by the Required PW Ad Hoc Group Lenders without the need to obtain the consent of the other Lenders); provided, further, that the failure to satisfy this milestone shall not give rise to a Default or Event of Default, unless the Bankruptcy Court does not authorize the Escrow Payment pursuant to the Final DIP Order (unless previously authorized by the Bankruptcy Court under the Interim DIP Order or otherwise authorized by the Bankruptcy Court prior to or contemporaneously with entry of the Final DIP Order).

(c) The Final Order shall have been entered by no later than forty-five (45) days after the Petition Date.

(d) The Rights Offering (as defined in the Restructuring Support Agreement) shall have been commenced by no later than ten (10) days after the Petition Date.

(e) The 2023 PBGC Settlement shall have been approved by the Bankruptcy Court no later than confirmation of the Plan.

(f) The order provisionally approving the adequacy of the Disclosure Statement, in form and substance acceptable to the Debtors and the Required Lenders, shall have been entered no later than three (3) days after the Petition Date.

(g) The Plan and related disclosure statement (the “Disclosure Statement”) shall have been filed no later than one (1) day after the Petition Date.

(h) The order approving the adequacy of the Disclosure Statement, in form and substance acceptable to the Debtors and the Required Lenders, shall have been entered no later than sixty (60) days after the Petition Date.

(i) The order confirming the Plan, in form and substance acceptable to the Debtors and the Required Lenders, shall have been entered by no later than sixty (60) days after the Petition Date.

(j) The substantial consummation of the Plan (as defined in the Restructuring Support Agreement) shall have occurred no later than ninety (90) days after the Petition Date.

9.17 Bankruptcy Matters

Each Debtor shall:

(a) cause all proposed (i) orders related to or affecting the Loans and other Obligations, the Prepetition Debt and the Credit Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (ii) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Debtors or seeking relief under section 363, 364 or 365 of the Bankruptcy Code or Rule 9019 of the Federal Rules of Bankruptcy Procedure, (iii) orders authorizing additional payments to critical vendors (outside of the relief approved in the First Day Orders and “second day” orders) and (iv) orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement;

(b) subject to any applicable limitations set forth in the Security Documents (including in any Mortgage), including with respect to any asset subject to a separate notice period thereunder, if any assets that are of the nature secured by any Security Documents (including any owned Real Estate or improvements thereto) are acquired by the Borrower or any Subsidiary Guarantor after the Closing Date or are held by any Subsidiary on or after the time it becomes a Guarantor pursuant to Section 9.11, unless an effective lien has been created under the Security Agreement and perfected under an effective UCC financing statement, the Borrower will promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than five (5) Business Days, unless extended by the Collateral Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.

9.18 DIP Proceeds Account

The Borrower shall deposit or credit all net proceeds of the Term Loans, after giving effect to the Prepetition ABL Payoff and the funding of the Foreign Reserve Account, into a segregated deposit or money market account (the “DIP Proceeds Account”). All withdrawals from the DIP Proceeds Account shall be used solely for the permitted purposes described under Section 9.13 or to make payments on the Term Loans, including withdrawal of proceeds out of the DIP Proceeds Account in anticipation of upcoming payment obligations due within ten (10) Business Days after such withdrawal to another operating account of a Debtor, as determined by the Borrower in good faith. The Borrower shall provide accounting of the DIP Proceeds Account and proceeds thereof (without duplication of any such disclosure that would be included in the Variance Report) upon reasonable request by the Lenders; provided that such request shall not be made more than once every month for all Lenders and such information shall be delivered to the Administrative Agent to be available to all Lenders. The Borrower shall use reasonable efforts to ensure no amounts shall be deposited in the DIP Proceeds Account other than the proceeds of the Term Loans as described above and the proceeds of any investments held in or credited to such account and to the extent any such other amount is deposited in the DIP Proceeds Account, the Borrower shall promptly withdraw such amount from the DIP Proceeds Account.

SECTION 10 Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until all Commitments and all Term Loans, together with interest, fees and all other Obligations are Paid in Full:

10.1 Limitation on Indebtedness

The Borrower will not, and will not permit the Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness. Notwithstanding the foregoing, the limitations set forth in the immediately preceding sentence shall not apply to any of the following:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness in respect of the Prepetition First Lien Debt;

(c) Indebtedness of the Debtors under the DIP ABL Facility;

(d) subject to compliance with Sections 10.5 and 10.13, Indebtedness of the Borrower or any Subsidiary owed to the Borrower or any Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be (x) unsecured and subordinated pursuant to an intercompany note reasonably satisfactory to the Required Lenders; provided further that such intercompany note shall not be required to be delivered by any Foreign Subsidiary until 30 days after the Closing Date;

(e) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Subsidiaries in respect of Indebtedness of the Borrower or any other Subsidiary that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of Subsidiaries that is permitted to be incurred under this Agreement; provided that (x) if the Indebtedness being guaranteed under this Section 10.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (y) a Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(e), guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 10.1;

(f) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and similar obligations);

(g) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees, or (ii) otherwise constituting Investments permitted by Section 10.5 (other than Investments permitted by Section 10.5(l) by reference to Section 10.1 and Section 10.5(q)); provided that this clause (ii) shall not be construed to limit the requirements of Section 10.1(d) and (e);

(h) Indebtedness (including Indebtedness arising under Capital Leases) incurred to finance the purchase price, cost of design, acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of fixed or capital assets or otherwise in respect of Capital Expenditures, so long as such Indebtedness is incurred concurrently with or within 270 days of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of such fixed or capital assets or incurrence of such Capital Expenditure, and any refinancing indebtedness thereof, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(i) Indebtedness existing on the Petition Date;

(j) Indebtedness in respect of Hedging Agreements; provided that such Hedging Agreements are not entered into for speculative purposes (as determined by the Borrower in good faith) and are entered into in the ordinary course of business;

(k) (i) Indebtedness with respect to Existing Letters of Credit, Existing Cash Management Obligations and Existing Hedging Obligations and (ii) Indebtedness with respect to any other letter of credit existing on the Petition Date;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice;

(m) additional Indebtedness of the Credit Parties (other than Indebtedness for borrowed money) and Subsidiaries that are not Credit Parties; provided that the aggregate amount of Indebtedness incurred or incurred pursuant to this Section 10.1(m) shall not exceed $30,000,000 at any time outstanding;

(n) cash management services and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(o) (i) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (ii) Indebtedness in respect of intercompany obligations of the Borrower or any Subsidiary with the Borrower or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and consistent with past practice and not in connection with the borrowing of money;

(p) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Investments and the Disposition of any business, assets or Stock or Stock Equivalents permitted hereunder;

(q) Indebtedness of the Borrower or any Subsidiary consisting of (i) financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business;

(r) Indebtedness representing deferred compensation, or similar arrangement, to employees, consultants or independent contractors of the Borrower and the Subsidiaries incurred in the ordinary course of business;

(s) [reserved];

(t) Indebtedness consisting of obligations of the Borrower and the Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions;

(u) [reserved];

(v) [reserved];

(w) [reserved];

(x) [reserved];

(y) [reserved];

(z) [reserved];

(aa) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(bb) (i) Indebtedness of the Borrower or any Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary of the Borrower in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than the United States;

(cc) [reserved];

(dd) [reserved];

(ee) [reserved]; and

(ff) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (ee) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence or issuance of Indebtedness or Disqualified Stock for purposes of this covenant.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior lien priority with respect to the same collateral.

10.2 Limitation on Liens

The Borrower will not, and will not permit the Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or such Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents, including the Orders (which, for the avoidance of doubt, include Liens granted as adequate protection on account of the Primed Liens);

(b) Liens securing Indebtedness permitted to be incurred pursuant to Section 10.1(c) and any cash management obligations (including the Existing Cash Management Obligations) and Hedging Obligations (including the Existing Hedging Obligations) secured under the same security documents in respect of the DIP ABL Facility; provided that such Liens shall not attach to any assets or property that is not Collateral and shall be subject to the DIP ABL Intercreditor Agreement;

(c) Liens securing the Prepetition First Lien Debt;

(d) Liens securing Indebtedness permitted pursuant to Section 10.1(h); provided that except as otherwise permitted hereby, such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) Liens existing on the Petition Date;

(f) Liens on assets of the Debtors securing Indebtedness permitted under Section 10.1(c);

(g) (i) prior to the incurrence of the DIP ABL Facility, Liens over cash and Cash Equivalents securing the Existing Letters of Credit, Existing Cash Management Obligations and Existing Hedging Obligations and (ii) on and after the incurrence of the DIP ABL Facility, Liens over cash and Cash Equivalents securing Existing Letters of Credit not deemed to be issued under the definitive documentation in respect of the DIP ABL Facility;

(h) additional Liens on assets of any Subsidiary that is not a Credit Party securing Indebtedness of such Subsidiary permitted pursuant to Section 10.1 (or other obligations of such Subsidiary not constituting Indebtedness);

(i) [reserved];

(j) [reserved];

(k) additional Liens securing obligations of the Credit Parties (other than obligations for borrowed money) and Subsidiaries that are not Credit Parties, so long as the aggregate amount of obligations secured thereby at any time outstanding does not exceed $20,000,000 at the time of incurrence or issuance;

(l) [reserved];

(m) Permitted Encumbrances; and

(n) the supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal of any Lien permitted by clause (e) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien and accessions thereto or any proceeds or products thereof.

10.3 Limitation on Fundamental Changes

The Borrower will not, and will not permit the Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise consummate the Disposition of, all or substantially all its business units, assets or other properties, except that:

(a) [reserved];

(b) so long as no Event of Default has occurred and is continuing or would result therefrom, any non-Debtor Subsidiary may be merged, amalgamated or consolidated with or into any one or more non-Debtor Subsidiaries;

(c) [reserved];

(d) any Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary;

(e) the Borrower or any Subsidiary of the Borrower may sell, lease, transfer or otherwise Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party; provided that the consideration for any such Disposition by any Person other than a Debtor shall not exceed the fair value of such assets;

(f) any Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Credit Party, any assets or business of such Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Debtor after giving effect to such liquidation or dissolution;

(g) any non-Debtor Subsidiary may change its legal form so long as no Event of Default has occurred and is continuing or would result therefrom;

(h) [reserved];

(i) the Transactions may be consummated; and

(j) the Borrower and the Subsidiaries may consummate a merger, amalgamation dissolution, liquidation, windup, consolidation or Disposition, constituting, or otherwise resulting in, a transaction permitted by Section 10.4 (other than pursuant to (x) Section 10.4(d) and (y) the Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Borrower or any Guarantor), an Investment permitted pursuant to Section 10.5 (other than Section 10.5(l)), and any Restricted Payments permitted pursuant to Section 10.6 (other than Section 10.6(f)).

10.4 Limitation on Disposition

The Borrower will not, and will not permit the Subsidiaries to make any Disposition, except that:

(a) the Borrower and the Subsidiaries may sell, transfer or otherwise Dispose of (i) obsolete, negligible, immaterial, worn-out, uneconomical, scrap, used, or surplus or mothballed assets (including any such equipment that has been refurbished in contemplation of such Disposition) or assets no longer used or useful in the business or no longer commercially desirable to maintain, (ii) inventory or goods (or other assets) held for sale in the ordinary course of business, (iii) cash and Cash Equivalents, (iv) immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property rights to lapse or go abandoned in the ordinary course of business), and (v) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and the Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Subsidiaries may make Dispositions of assets with a fair market value not to exceed $5,000,000 in the aggregate;

(c) (i) the Borrower and the Subsidiaries may make Dispositions to the Borrower or any other Credit Party, (ii) any Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary of the Borrower and (iii) any Credit Party may make Dispositions to a non-Credit Party to the extent permitted under Section 10.13;

(d) the Borrower and any Subsidiary may effect any transaction permitted by Sections 10.2, 10.3 (other than Section 10.3(j)), 10.5 (other than Section 10.5(l)) or 10.6 (other than Section 10.6(f));

(e) the Borrower and any Subsidiary may lease, sublease, license (only on a non-exclusive basis, with respect to any intellectual property) or sublicense (only on a non-exclusive basis, with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (excluding any boot thereon) or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) [reserved];

(h) Dispositions of (i) Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;

(i) [reserved];

(j) Dispositions listed on Schedule 10.4;

(k) transfers of property subject to a Recovery Event or in connection with any condemnation proceeding upon receipt of the Net Cash Proceeds of such Recovery Event or condemnation proceeding;

(l) Dispositions or discounts of accounts receivable or notes receivable in connection with the collection or compromise thereof or the conversion of accounts receivable to notes receivable;

(m) [reserved];

(n) the execution of (or amendment to), settlement of or unwinding of any Hedging Agreement;

(o) [reserved];

(p) the surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims, in each case, in the ordinary course of business;

(q) [reserved];

(r) [reserved];

(s) the Borrower and any Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Stock or any Stock to intercompany Indebtedness, (iii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Subsidiary or (iv) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of Holdings, the Borrower, any direct or indirect parent thereof, or any Subsidiary thereof or any of their successors or assigns;

(t) any Disposition of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 270 days thereof or (2) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 270 days thereof);

(u) [reserved];

(v) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value or usefulness to the business of the Borrower and the Subsidiaries, taken as a whole, as determined in good faith by the Borrower; and

(w) Dispositions of any asset between or among the Borrower and/or any Subsidiary as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (v) above; provided that after giving effect to any such Disposition, to the extent the assets subject to such Dispositions constituted Collateral, such assets shall remain subject to, or be rejoined to, the Lien of the Security Documents.

Notwithstanding the foregoing, no transfer or other Disposition of any intellectual property by a Credit Party to any Person that is not a Credit Party may be made except pursuant to Section 10.4(e).

10.5 Limitation on Investments

The Borrower will not, and will not permit the Subsidiaries, to make any Investment except:

(a) extensions of trade credit, asset purchases (including purchases of inventory, supplies, materials and equipment) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements, original equipment manufacturer arrangements or development agreements with other Persons, in each case in the ordinary course of business;

(b) Investments in cash or Cash Equivalents when such Investments were made;

(c) [reserved];

(d) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date;

(e) any Investment acquired by the Borrower or any Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (ii) as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or in satisfaction or judgments against other Persons;

(f) [reserved];

(g) (i) Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary that is a Credit Party, (ii) subject to Section 10.13, Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party, (iii) subject to Section 10.13, the advance of the Initial Intercompany Transaction to the Initial Intercompany Borrower and any intercompany Foreign Reserve Account Withdrawals, which shall be subject to the Intercompany Transfer Mechanic and, if applicable, the Foreign Reserve Protocol and (iv) the issuance of letters of credit under the DIP ABL Facility for the benefit of any Subsidiary that is not a Credit Party;

(h) [reserved];

(i) [reserved];

(j) Investments constituting non-cash proceeds received from Disposition of assets permitted by Section 10.4;

(k) [reserved];

(l) Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments, fundamental changes and Dispositions permitted by Section 10.1 (other than Sections 10.1(d), 10.1(e) and 10.1(g)(ii)), 10.2, 10.3 (other than Section 10.3(j)), 10.4 (other than Section 10.4(d)), 10.6 (other than Section 10.6(f)), 10.7 or 10.8, as applicable;

(m) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6; provided that the aggregate amount of such loans and advances shall reduce the ability of the Borrower and the Subsidiaries to make Restricted Payments under the applicable clauses of Section 10.6 by such amount;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(q) Guarantee Obligations of the Borrower or any Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) [reserved];

(s) Investments in Hedging Agreements permitted by Section 10.1;

(t) [reserved];

(u) Investments consisting of deposits of cash and Cash Equivalents as collateral support permitted under Section 10.2;

(v) [reserved];

(w) [reserved];

(x) Investments consisting of purchases and acquisitions of assets and services in the ordinary course of business;

(y) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;

(z) [reserved];

(aa) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Subsidiaries;

(bb) Investments relating to pension trusts;

(cc) [reserved];

(dd) [reserved];

(ee) Investments in deposit accounts, commodities and securities accounts opened in the ordinary course of business;

(ff) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Agreement; and

(gg) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business.

Notwithstanding the foregoing, no Investment consisting of or resulting from any transfer or other Disposition of any intellectual property by a Credit Party to a Subsidiary that is not a Credit Party may be made except pursuant to (i) Section 10.5(l) (solely in respect of Dispositions permitted by Section 10.4(e) or (g)) or (ii) the proviso to Section 10.5(w).

10.6 Limitation on Restricted Payments

The Borrower will not, and will not permit the Subsidiaries to, declare or pay any Restricted Payments except that:

(a) [reserved];

(b) [reserved];

(c) the Borrower may make Restricted Payments to Holdings in an amount required for Holdings to pay, in each case without duplication:

(i) [reserved];

(ii) (A) Holdings’ general operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Subsidiaries, or (B) any indemnification claims made by current directors or officers of the Borrower or Holdings (and not, for the avoidance of doubt, any former director or officer of the Borrower or Holdings) to the extent such claims are attributable to the ownership or operation of the Borrower or any Subsidiary;

(iii) franchise and excise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of Holdings;

(iv) [reserved];

(v) [reserved]; and

(vi) customary salary, bonus, severance and other benefits payable to officers, employees or consultants of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries;

(d) [reserved];

(e) Restricted Payments consisting of or resulting from Liens, fundamental changes, Dispositions, Investments or other payments permitted by 10.2, 10.3 (other than Section 10.3(j)), 10.4 (other than Section 10.4(d)), 10.5 (other than Section 10.5(l)), 10.7 or 10.8, as applicable;

(f) [reserved];

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) [reserved];

(k) [reserved];

(l) the Borrower may make payments described in Section 10.11 (other than Section 10.11(b));

(m) [reserved];

(n) [reserved];

(o) [reserved];

(p) [reserved];

(q) [reserved];

(r) [reserved];

(s) each Subsidiary may make Restricted Payments to the Borrower and other Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Borrower and any other Subsidiary, as compared to the other owners of Stock in such Subsidiary, on a pro rata or more than pro rata basis based on their ownership interests of the relevant class of Stock).

10.7 Limitations on Debt Prepayments and Amendments

Except as expressly permitted by the terms and conditions set forth in the Orders, the Borrower will not, and will not permit the Subsidiaries to, mandatorily or voluntarily pay or prepay, repurchase or redeem or otherwise defease any Indebtedness of a Debtor that was incurred or arose prior to the filing of the Chapter 11 Cases.

10.8 Limitation on Subsidiary Distributions

The Borrower will not, and will not permit any Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to (x) (i) pay dividends or make any other distributions to the Borrower or any Subsidiary that is a Guarantor on its Stock or Stock Equivalents or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Subsidiary that is a Guarantor, (y) make loans or advances to the Borrower or any Subsidiary that is Guarantor or (z) sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary that is a Guarantor, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement, and documentation in respect of Existing Cash Management Obligations, Existing Hedging Agreements and contractual encumbrances or restrictions in respect of the DIP ABL Facility;

(b) purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (x), (y) or (z) above on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such restriction shall not be permitted to apply to any property to which such restriction would not have applied but for such acquisition);

(c) Applicable Laws or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;

(d) [reserved];

(e) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or Disposition of all or substantially all of the Stock or Stock Equivalents or assets of such Subsidiary and restrictions on transfer of assets subject to Liens permitted hereunder;

(f) (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to Dispose of the assets securing such Indebtedness and (y) restrictions or encumbrances on transfers of assets subject to Liens permitted hereunder (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(g) restrictions or encumbrances on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;

(h) restrictions or encumbrances imposed by other Indebtedness or Disqualified Stock of Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(i) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including its assets and Subsidiaries) and the Stock or Stock Equivalents issued thereby;

(j) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(k) [reserved];

(l) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;

(m) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(n) [reserved]; or

(o) any encumbrances or restrictions of the type referred to in clauses (x), (y) and (z) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, extensions, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, extensions, replacements, restructurings or refinancings (x) are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower);

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Borrower or any Subsidiary that is a Guarantor to other Indebtedness incurred by the Borrower or any Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

10.9 Amendment of Organizational Documents

The Borrower will not, nor will the Borrower permit any Credit Party to, amend or otherwise modify any of its Organizational Documents in a manner that is materially adverse to the Lenders, except as required by Applicable Laws.

10.10 Permitted Activities and Transfer to Parent Companies

Holdings will not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Stock of the Borrower (but no other direct Subsidiaries), including receipt and payment of dividends and payments in respect of Indebtedness and other amounts in respect of Stock, (ii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions, the Credit Documents and any other documents governing Indebtedness permitted hereby, (iv) [reserved], (v) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower and the Subsidiaries, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, (vii) holding any cash or other property (but not operate any property), (viii) making and receiving of any dividends, payments in respect of Indebtedness or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) [reserved], (xi) activities related to the consummation of the Transactions and activities contemplated thereby, (xii) [reserved], (xiii) [reserved], (xiv) [reserved], (xv) any transaction with the Borrower or any Subsidiary to the extent expressly permitted under this Section 10, (xvi) [reserved], (xvii) paying any Taxes it is obligated to pay, (xviii) [reserved] and (xix) any activities incidental or reasonably related to the foregoing.

10.11 Transactions with Affiliates

The Borrower will not conduct, nor will the Borrower permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions (i) between or among Credit Parties, (ii) between or among Subsidiaries that are not Credit Parties or (iii) between a Credit Party and a Subsidiary that is not a Credit Party in the ordinary course of business;

(b) transactions permitted by Section 10.5 or Section 10.6 (other than Section 10.6(m));

(c) transactions on terms substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(d) [reserved];

(e) (i) employment, consulting and severance arrangements between the Borrower and the Subsidiaries (or any direct or indirect parent of the Borrower) and their respective officers, employees, directors or consultants in the ordinary course of business (including payments, loans and advances in connection therewith) and (ii) issuances of securities, or other payments, awards or grants in cash, securities or otherwise and other transactions pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement;

(f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or, to the extent attributable to the ownership of the Borrower and its Subsidiaries, any direct or indirect parent thereof) and the Subsidiaries of the Borrower;

(g) [reserved];

(h) [reserved];

(i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 10.11;

(j) [reserved];

(k) [reserved]; or

(l) to the extent covered thereby, affiliate transactions authorized or approved pursuant to (i) the Interim Order, and, when applicable, the Final Order, or any First Day Order or (ii) any other order entered by the Bankruptcy Court without the objection of the Required Lenders; provided, for the avoidance of doubt, that such objection need not be filed with the Bankruptcy Court.

10.12 Permitted Variance

Subject to the Permitted Variance (as defined below), permit actual “total receipts” to exceed, or “operating disbursements” to be less than, for any Variance Test Period, total receipts or operating disbursements projected in the Approved Budget for such Variance Test Period to be determined on a bi-weekly basis.

10.13 Intercompany Limitations

(a) Notwithstanding anything herein to the contrary and without limiting any other covenant contained herein, no credit support, guarantee, cash and/or Cash Equivalents (in each case, including proceeds of the Term Facility), Cash Collateral, may be transferred or otherwise provided by any Credit Party, directly or indirectly, to or for the benefit of any Subsidiary that is not a Credit Party (either in the form of Restricted Payments, Investments, intercompany advances, guarantee of obligations (including interest thereon) or otherwise (except for repayment of account payables for goods delivered or services rendered, including pursuant to shared services or other intercompany service agreements, in the ordinary course of business, consistent with past practice and subject to the Approved Budget)) other than (A) the issuance of letters of credit under the DIP ABL Facility for the benefit of any Subsidiary that is not a Credit Party or (B) if:

(i) any such amounts shall be made, (x) first, as an intercompany loan from the applicable Credit Party to Sierra, (y) second, as an intercompany loan from Sierra to the Initial Intercompany Borrower, and (z) third, except as prohibited by local law, as a substantially concurrent unsecured intercompany loan from the Initial Intercompany Borrower to the applicable non-Debtor Subsidiary which is the recipient or beneficiary of the proceeds, credit support or guarantee (the “Non-Debtor Subsidiary Transfer”);

(ii) each Non-Debtor Subsidiary Transfer shall be evidenced by the Foreign Intercompany Note (the “Non-Debtor Subsidiary Notes/Receivables”). All such Non-Debtor Subsidiary Notes/Receivables payable to Sierra shall be pledged by Sierra as Collateral. To the extent the proceeds of such Investment is further transferred, in one or more steps, to another Subsidiary that is not a Debtor, each step of such transfer shall be evidenced by a Foreign Intercompany Note.

To the extent that local law limits the implementation of the foregoing and notwithstanding the fact that the Non-Debtor Subsidiary Notes/Receivables shall be unsecured obligations of the applicable non-Debtor Subsidiaries, the Orders shall provide that for all purposes in connection with the Cases (including, without limitation for purposes of creditor recoveries and value allocation in connection with these Cases (including in connection with any chapter 11 plan or otherwise)), all Non-Debtor Subsidiary Notes/Receivables shall be deemed to be secured obligations of the applicable non-Debtor Subsidiaries; the intent being to ensure that no creditor of the Debtors that asserts claims against Subsidiaries that are not Debtors on account of any claim against, obligation of, or transaction with, the Debtors (in respect of asserted joint and several liability or otherwise) unjustly benefits from the funding of Subsidiaries that are not Debtors through the use of proceeds of the Term Facility following the Petition Date. The provisions in this Section 10.13(a) are hereinafter referred to as the “Intercompany Transfer Mechanic.”

10.14 Bankruptcy Matters

The Credit Parties will not permit, and will not permit any of their respective Subsidiaries to, without the Required Lenders’ prior written consent (unless otherwise specified), do any of the following:

(a) use any portion or proceeds of the Loans or the Collateral for payments or purposes that would violate the terms of the Orders;

(b) incur, create, assume, suffer to exist or permit, except for the Carve Out or as otherwise expressly permitted by the Orders or any other order of the Bankruptcy Court reasonably acceptable to the Required Lenders, any other superpriority administrative claim which is pari passu with or senior to the claim of the Secured Parties against any Debtor;

(c) subject to the terms of the Orders, assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Credit Documents against any of the Secured Parties;

(d) other than as provided in any First Day Order or any Order, enter into any agreement to return any of its inventory to any of its creditors for application against any Prepetition Indebtedness, trade payables arising before the Petition Date or other claims arising before the Petition Date under section 546(c) of the Bankruptcy Code if, after giving effect to any such agreement, the aggregate amount applied to Prepetition Indebtedness, trade payables arising before the Petition Date and other claims arising before the Petition Date subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $500,000;

(e) seek, consent to, or permit to resist any order granting authority to take any action that is prohibited by the terms of this Agreement, the Orders, the other Credit Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Orders or any of the other Credit Documents;

(f) subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents, the Lenders or other Secured Parties with respect to the Collateral following the occurrence of an Event of Default, including without limitation a motion or petition by any Secured Party to lift an applicable stay of proceedings to do the foregoing (provided that any Debtor may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders and the Credit Documents);

(g) make or permit to be made any change to the Orders.

Notwithstanding anything set forth above, this Section 10 shall not prohibit (i) any transactions contemplated by the Restructuring Transactions Memorandum (as defined in the Plan), including any tax reorganization transaction or tax-related restructuring transaction or (ii) any order of the Bankruptcy Court, in each case of (i) and (ii), consented to by the “Required Consenting Stakeholders” (as defined in the Restructuring Support Agreement.

SECTION 11 Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments

The Borrower shall (a) default in the payment when due of any principal of the Term Loans, (b) default, and such default shall continue for more than two Business Days, in the payment when due of any interest on the Term Loans or (c) default, and such default shall continue for more than five Business Days, in the payment when due of any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.2 Representations, Etc.

Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be materially untrue on the date as of which made or deemed made; or

11.3 Covenants

Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.5 (solely with respect to the Borrower) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 15 calendar days after receipt of written notice by the Borrower from the Administrative Agent; or

11.4 Default Under Other Agreements

(a) The Borrower or any Subsidiary shall (i) default in any payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1 or Hedging Obligations) in excess of $10,000,000 in the aggregate for the Borrower and such Subsidiaries beyond the period of grace or cure and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any agreement or condition relating to, or provided in any instrument or agreement, under which such Hedging Obligations were created) beyond the period of grace or cure and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created, if the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (other than any Hedging Obligations) or as a mandatory prepayment, prior to the Stated Maturity thereof; provided that clauses (a) and (b) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that this Section 11.4 shall not apply to (i) any Indebtedness if the sole remedy of the holder thereof following such event or condition is to elect to convert such Indebtedness into Stock or Stock Equivalents (other than Disqualified Stock) and cash in lieu of fractional shares, (ii) any such default that is remedied by or waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness or contested in good faith by the Borrower or the applicable Subsidiary in either case, prior to acceleration of all the Term Loans pursuant to this Section 11, (iii) any Indebtedness outstanding hereunder or (iv) any Indebtedness of any Debtor that was incurred prior to the Petition Date unless such Indebtedness has been accelerated and the enforcement of remedies with respect to such Indebtedness shall not have been stayed by the commencement of the Chapter 11 Cases;; provided further that any failure to perform or observe any financial covenant in respect of the DIP ABL Facility shall not constitute a Default or Event of Default hereunder unless and until the lenders thereof have declared all obligations thereunder to be immediately due and payable and terminate the commitments thereunder and such declaration has not been rescinded; or

11.5 Bankruptcy

(a) An involuntary proceeding shall be commenced or a voluntary or involuntary petition shall be filed in a court of competent jurisdiction seeking (1) relief in respect of any Domestic Subsidiary that did not become a Debtor on the Petition Date, or of a substantial part of the assets of any Domestic Subsidiary that did not become a Debtor on the Petition Date, under the Bankruptcy Code (unless (A) prior to the commencement of such case such Domestic Subsidiary becomes a Credit Party hereunder, (B) within five (5) Business Days after the commencement of such case, such Subsidiary’s case becomes jointly administered with the

Chapter 11 Cases and (C) each of the Interim Order and/or Final Order (as applicable) are made applicable to such Subsidiary as a post-petition Guarantor hereunder, (2) the appointment of a receiver, trustee, custodian, conservator or similar official for any material Foreign Subsidiary, or (3) the winding-up or liquidation of any material Foreign Subsidiary; provided that in the case of any of the foregoing with respect to any such Foreign Subsidiary, an Event of Default pursuant to this Section 11.5 shall only be deemed to occur if such occurrence shall result (or would reasonably be expected to result) in a Material Adverse Effect; or (b) any ancillary insolvency proceeding in any applicable foreign jurisdiction shall be commenced against any Debtor or any recognition, administrative, and substantive order shall be entered against any Debtor by the applicable court (other than a proceeding that would not reasonably be expected to result in a Material Adverse Effect or cause a material delay of the Chapter 11 Cases), in each case without prior consent of the Required Lenders or on terms not satisfactory to the Required Lenders; or

11.6 ERISA

The occurrence of any ERISA Event, which would be reasonably likely to have a Material Adverse Effect; or

11.7 Guarantee

Any Guarantee provided by Holdings, the Borrower or any Subsidiary or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8 Security Agreement

The Security Agreement or any other material Security Document pursuant to which the assets of any Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect in respect of a material portion of the Collateral (other than pursuant to the terms hereof or thereof or any defect arising as a result of acts or omissions of the Collateral Agent or any Lender which do not result from a material breach by a Credit Party of its obligations under the Credit Documents) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing such grantor’s obligations under the Security Agreement or any other such Security Document; or

11.9 Judgments

One or more final judgments or decrees shall be entered against the Borrower or any Subsidiary (excluding any First Day Order or any order fixing the amount of any claim in the Chapter 11 Cases) involving a liability requiring the payment of $10,000,000 or more in the aggregate for all such final judgments and decrees for the Borrower and the Subsidiaries (to the extent not paid or covered by indemnity or insurance provided by a carrier that has not denied coverage) (and in the case of such a judgment against any of the Debtors, such judgment arose post-petition) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed (including pursuant to the Bankruptcy Code) or bonded pending appeal within 30 consecutive days after the entry thereof; or

11.10 Change of Control

A Change of Control shall occur; or

11.11 Dismissal; Conversion

(i) Any of the Chapter 11 Cases of the Debtors shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of Chapter 11 Case of any Debtor under section 1112 of the Bankruptcy Code or otherwise without causing Payment in Full of all Obligations hereunder or (ii) a trustee under chapter 11 of the Bankruptcy Code or an examiner with enlarged powers (powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104(b) of the Bankruptcy Code shall be appointed in any of the Chapter 11 Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within thirty (30) days after the entry thereof (or the Credit Parties or their Affiliates shall have acquiesced to the entry of such order) unless consented to by the Required Lenders; or

11.12 Superpriority Claims

Other than as permitted by the Orders, (i) an application shall be filed by any Debtor for the approval of (i) any other Superpriority Claim or Lien, or an order of the Bankruptcy Court shall be entered granting any other than Superpriority Claim or Lien (other than the Carve Out), in any of the Chapter 11 Cases of the Debtors that is pari passu with or senior to the claims (as such word is defined in the Bankruptcy Code) or Liens of the Administrative Agent, the Lenders and the other Secured Parties against the Borrower or any other Credit Party hereunder or under any of the other Credit Documents (including the adequate protection Liens and claims provided for in the Orders) or (ii) any Liens senior or pari passu with (A) the Liens under the Prepetition First Lien Debt or (B) the adequate protection Liens granted on account of the Primed Liens; or

11.13 Stay Relief

The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $1,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

11.14 Orders; Actions

Subject to the last paragraph of Section 11 in all respects, (i) the Final Order Entry Date shall not have occurred by the date that is forty-five (45) days following the Petition Date; (ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order or Holdings, the Borrower or any Subsidiary of the Borrower shall apply for the authority to do so, in each case in a manner that is adverse in any respect to the Administrative Agent or the Lenders, without the prior written consent of the Administrative Agent and the Required Lenders; (iii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash

Collateral by the Credit Parties or imposing any additional conditions on such use (and such order remains unstayed for more than three (3) Business Days) and the Credit Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Required Lenders; (iv) the Interim Order (prior to the entry of the Final Order) or Final Order (at all times thereafter) shall cease to create a valid and perfected Lien on the Collateral described therein or the Final Order shall cease to be in full force and effect; (v) any of the Credit Parties or any Subsidiary of the Borrower shall fail to comply with the Orders in any material respect; (vi) other than with respect to the Carve Out (as provided for in Section 2.17), an order in the Chapter 11 Cases shall be entered (without the consent of the Administrative Agent and the Required Lenders) charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Lenders; (vii) the Final Order shall not authorize the borrowing by the Borrower of the full amount of the Commitments provided for hereunder; (viii) the entry of an order in the Chapter 11 Cases authorizing the use Cash Collateral or obtaining of financing pursuant to section 364 of the Bankruptcy Code (other than the Term Facility or the DIP ABL Facility, if any), unless such financing would (and actually does) provide for Payment in Full of all Obligations upon the consummation thereof; (ix) any order shall be entered in the Chapter 11 Cases providing adequate protection, other than the Interim Order or Final Order (as applicable) or pursuant to any First Day Order or “second day order” or any other order reasonably acceptable to the Administrative Agent or as otherwise permitted pursuant to Section 11.12; or (x) the Borrower or any of its Subsidiaries shall take any action in support of the items referred to in the foregoing clauses (i)-(ix); or

11.15 Prepetition Payments

Except as permitted by the Orders, any Debtor shall make any Prepetition Payment other than Prepetition Payments (i) authorized by the Bankruptcy Court in accordance with the First Day Orders or “second day orders” of the Bankruptcy Court reasonably satisfactory to the Required Lenders or (ii) as set forth under the Approved Budget; or

11.16 [Reserved]

11.17 Reorganization Plan

A Reorganization Plan that is not (i) the Plan or (ii) a plan of reorganization that is otherwise satisfactory to the Required Akin Ad Hoc Group Lenders and the Required PW Ad Hoc Group Lenders in their sole discretion shall be confirmed in any of the Chapter 11 Cases of the Debtors, or any of the Credit Parties or any of their Subsidiaries shall file, propose, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order; or

11.18 Supporting Actions

Any Credit Party or any of their Subsidiaries shall file any pleading with the Bankruptcy Court in support of any matter set forth in Sections 11.1, 11.12, 11.13, 11.14, 11.5 or 11.17; or

11.19 Sale Motions

The Borrower shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Credit Parties; or

11.20 Termination Date.

The “Termination Date” as defined in and under the Restructuring Support Agreement shall have occurred with respect to all Persons party thereto; or

11.21 Adverse Claims

Any Person shall assert any claim in the Chapter 11 Cases arising under section 506(c) of the Bankruptcy Code against any Agent, any Lender or the Collateral or any agent or trustee under, or the collateral securing, the Prepetition First Lien Debt, and, solely with respect to such claim asserted by any Person other than a Credit Party or any Affiliate thereof, either (i) the same shall remain unopposed by the Borrower for more than 5 Business Days, or (ii) in any event, any such claim shall not be disallowed, dismissed or withdrawn, with prejudice, within 30 days after the assertion thereof; or if any Agent, Lenders or the Collateral are surcharged (other than with respect to the Carve Out) pursuant to sections 105, 506(c) or any other section of the Bankruptcy Code without the prior written consent of the Required Lenders;

11.22 Adverse Orders

Solely with respect to the Term Facility, any order is entered by the Bankruptcy Court sustaining any objection or challenge of any kind or nature to the validity, priority, or amount of the Liens with created pursuant to the Credit Documents in favor of or claims held by, or an action to recharacterize or subordinate any Agent or any Lender;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, at the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions (subject to the terms of the Orders), without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement: (i) declare the principal of and any accrued interest and Fees in respect of any or all Term Loans and any or all Obligations owing hereunder and under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (ii) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Security Documents and (iii) enforce any and all of the Administrative Agent’s rights under the Guarantee.

Notwithstanding anything to the contrary contained herein, any Event of Default under this Agreement or similarly defined term under any other Credit Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist and the Borrower is in compliance with this Agreement and/or such other Credit Document.

Upon an acceleration of the Loans following an Event of Default, the amount of principal of, and premium on (if any), the Loans that becomes due and payable shall include the Put Option Premium and the Exit Fee, determined as of such date. Such Put Option Premium and Exit Fee shall become immediately due and payable in cash by the Credit Parties and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, either upon the giving of notice to Borrower), by operation of law or otherwise (including on account of any bankruptcy filing) as if the Loans were being voluntarily prepaid or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Put Option Premium and Exit Fee payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Loans and each of the Borrower and the other Credit Parties agrees that it is reasonable under the circumstances currently existing. The Put Option Premium shall also become due and payable under this Agreement in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means) or the Obligations are reinstated pursuant to section 1124 of the Bankruptcy Code. In the event the Put Option Premium or Exit Fee is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, such Put Option Premium and the Exit Fee shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH OF THE BORROWER AND THE OTHER CREDIT PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PUT OPTION PREMIUM OR THE EXIT FEE IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Borrower and the other Credit Parties expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Put Option Premium and the Exit Fee are reasonable and the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Put Option Premium and the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Lenders, the Borrower and the other Credit Parties giving specific consideration in this transaction for such agreement to pay the Put Option Premium and the Exit Fee and (D) the Borrower and the other Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Borrower and the Guarantors expressly acknowledges that its agreement to pay or guarantee the payment of the Put Option Premium and the Exit Fee to the Lenders as herein described is a material inducement to Lenders to make the Loans.

11.23 Application of Proceeds

Subject to the Orders and the DIP ABL Intercreditor Agreement (if entered into), any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default under Section 11.5 shall be applied in the following order, but subject and subordinate to the Carve Out in all respects, including with respect to amounts received to be funded into the Carve Out Reserve:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including amounts payable under Section 2.10 and Section 13.5) payable to the Agents in their capacities as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than amounts set forth below) payable to the Lenders (in their capacities as such) (including amounts payable under Section 2.10 and Section 13.5), ratably among them in proportion to the amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Administrative Agent and Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to the payment of any remaining Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and such other Secured Parties on such date; and

(e) Fifth, the balance, if any, after all of the Obligations have been indefeasibly Paid in Full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, the application to the Obligations of amounts received in respect of the Collateral is expressly subject to the priorities set forth in the Interim Order (and, when entered, the Final Order), and all such amounts shall first be allocated in accordance with such priorities.

For the avoidance of doubt and notwithstanding anything to the contrary herein or in any intercreditor agreement, the Credit Documents, or in any of the documents evidencing Prepetition Debt, the Carve Out shall be senior to all Liens and claims securing the Term Facility, and any and all other forms of adequate protection, liens or claims securing the Term Facility or the obligations under the Prepetition First Lien Debt, including the Primed Liens.

SECTION 12 The Agents

12.1 Appointment

(a) Each Secured Party (other than the Administrative Agent) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Secured Party under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than this Section 12.1 and Sections 12.2, 12.9, 12.12 and 12.13, in each case, with respect to the Borrower) are solely for the benefit of the Agents and the other Secured Parties, and the Credit Parties shall not have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any other Secured Party or any agency or trust obligations with respect to any Credit Party or any other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against such Agent.

(b) The Secured Parties hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Secured Parties hereby irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall have no duties or responsibilities except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any of the other Secured Parties or any agency or trust obligations with respect to any Credit Party or any other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent. For the avoidance of doubt, any references to the Administrative Agent herein in respect of the grant or holding of Liens in Collateral or in respect of indemnity, reimbursement, and set-off rights shall include the Collateral Agent.

12.2 Delegation of Duties

The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (which shall be entitled to all rights, privileges, protections, immunities, and indemnities granted to the Agents under the Credit Documents) and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct by such Agent in selecting such agents, sub-agents or attorneys-in-fact (as determined in the final judgment of a court of competent jurisdiction).

12.3 Exculpatory Provisions

(a) No Agent nor any of its Related Parties shall be (a) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (b) liable in any circumstance for any action taken or omitted to be taken by any of them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), (c) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of Holdings, the Borrower, any other Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the preservation, perfection, maintenance or continuation of perfection, or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of Holdings, the Borrower, any other Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any other Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

(b) Nothing in this Agreement or any other Credit Document shall require any Agent or its Related Parties to expend or risk their own funds or otherwise incur any financial liability in the performance of any duties, obligations or responsibilities or in the exercise of any right, power, authority or discretion hereunder or under the other Credit Documents. No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Credit Document, in each case, arising out of or caused, directly or indirectly, by circumstances beyond its control. With respect to any approval, determination, designation, or judgment to be made by any Agent herein or in the other Credit Documents, such Agent shall be entitled to request that the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) make or confirm such approval, determination, designation, or judgment. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to the ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or any relevant adjustments thereto.

(c) Each Lender confirms to the Administrative Agent, the Collateral Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Term Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Term Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(d) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Term Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, the Collateral Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.4 Reliance by Agents

The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail, or teletype message, statement, order or other document or instruction believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and/or the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) as it deems appropriate; provided, that it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans; provided that none of the Administrative Agent or the Collateral

Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or Applicable Law. In addition, the Lenders hereby authorize Akin and Paul, Weiss to provide joint written directions (which may be made by electronic mail) to each Agent on behalf of the Required Lenders in regards to the Credit Documents and such other matters until such time as the Required Lenders or Akin and Paul, Weiss advise the Agents in writing that Akin and Paul, Weiss are no longer authorized to provide any joint written directions to the Agents on behalf of the Required Lenders. The giving of any such joint direction by Akin and Paul, Weiss shall be deemed a reaffirmation by Akin and Paul, Weiss that such authorization from the Required Lenders has been duly given. The Administrative Agent and Collateral Agent may rely on and act upon any such joint direction given by Akin and Paul, Weiss and need not inquire as to the due authorization thereof. Notwithstanding the foregoing, to the extent any Agent determines that any joint direction from Akin and Paul, Weiss requires any certification or supplementation, such Agent shall promptly inform the Required Lenders or Akin and Paul, Weiss, as applicable, of such determination and the Required Lenders or Akin and Paul, Weiss, as applicable, shall promptly provide to such Agent one or more additional clarifying or supplementing directions. Until such time as such Agent receives such additional direction or directions from the Required Lenders or Akin and Paul, Weiss, as applicable, such Agent shall be under no duty or obligation to take, and may refrain from taking, any course of action for which such Agent has requested additional direction.

12.5 Notice of Default

Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent, as applicable, has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice, it shall give notice thereof to the Lenders, the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (subject to the protections of Section 12.3); provided that unless and until the Administrative Agent or the Collateral Agent, as applicable, shall have received such directions, the Administrative Agent or the Collateral Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders

Each Lender expressly acknowledges that none of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of Holdings, the Borrower, any other Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender. Each Lender represents to Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrower, each other Guarantor and each other Credit Party and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrower, each other Guarantor and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Administrative Agent or the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, the Borrower, any other Guarantor or any other Credit Party that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification

The Lenders agree to indemnify each Agent and its Related Parties, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective principal portions of the Term Loans in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full, ratably in accordance with their respective principal portions of the Term Loans in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent or Related Party, including all fees, disbursements and other charges of counsel to the extent required to be reimbursed by the Credit Parties pursuant to Section 13.5, in any way relating to or arising out of the making of the Term Loans, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (SUBJECT TO THE PROVISOS BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against any such indemnified Person in any way relating to or arising out of the making of the Term Loans, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such indemnified Person under or in connection with any of the foregoing (including at any time following the payment of the Term Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse such Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final and non-appealable judgment of court of competent jurisdiction).

12.8 Agents in their Individual Capacities

Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings, the Borrower, any other Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Term Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9 Successor Agents

Each of the Administrative Agent and Collateral Agent may resign at any time by notifying the other Agent, the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an

Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person (including as a result of the absence of consent of the Borrower) has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of an Event of Default) the consent of the Borrower (not to be unreasonably withheld) appoint successor Agents as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

12.10 Withholding Tax

To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower (solely to the extent required by this Agreement) and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.10.

12.11 Administrative Agent May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

12.12 Intercreditor Agreement

Each of the Collateral Agent and the Administrative Agent is hereby authorized to enter into the DIP ABL Intercreditor Agreement contemplated hereby at the direction of the Required Lenders, and the parties hereto acknowledge that the DIP ABL Intercreditor Agreement to which the Collateral Agent and/or the Administrative Agent is a party are each binding upon them. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the DIP ABL Intercreditor Agreement and (b) hereby authorizes and instructs the Collateral Agent and the Administrative Agent to enter into the DIP ABL Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

12.13 Security Documents and Guarantee; Agents under Security Documents and Guarantee

(a) Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee, the Collateral and the Security Documents, as applicable. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clause (d) Section 10.2. The Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) upon the termination of this Agreement and the Payment in Full of all Obligations hereunder, (ii) upon the sale or other Disposition of such Collateral (including as part of or in connection with any other sale or other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee, (vi) as required to effect any sale or other Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (vii) if such assets constitute Excluded Collateral. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Secured Parties hereby irrevocably agree that the Subsidiary Guarantors shall be automatically released from the Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Subsidiary. Upon request by any Agent at any time, the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1) shall confirm in writing such Agent’s authority to release any Collateral or Guarantee pursuant to this Agreement or any other Credit Document. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, and the Administrative Agent and the Collateral Agent agree to execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender; provided, that (1) no Agent shall be required to execute any document or take any action to evidence such release on terms that, in such Agent’s opinion or the opinion of its counsel, could expose such Agent to liability or create any obligation or entail any consequence other than the such release without recourse to, or representation, or warranty by such Agent, and (2) the Credit Parties shall have provided such Agent with such certifications or documents as such Agent shall reasonably request in order to demonstrate that the requested release is permitted under this Section 12.13(a).

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, Holdings, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under the Guarantee may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

12.14 Survival

The agreements in this Section 12 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the Commitments and the payment, satisfaction, or discharge of the Term Loans and all other Obligations payable hereunder and under any other Credit Document.

SECTION 13 Miscellaneous

13.1 Amendments, Waivers and Releases

Except as otherwise expressly set forth in the Credit Documents (including Section 2.10(e)), neither this Agreement nor any other Credit Document (other than the Orders), nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce any portion of any Term Loan or extend the final scheduled maturity date of any Term Loan or reduce the stated rate, or forgive any portion thereof, or extend the date for the payment of any principal, any interest or Fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby; provided that, in each case for purposes of this clause (i), a waiver of any condition precedent in Section 6 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Term Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Term Loan, or the scheduled termination date of any Commitment; or

(ii) (x) reduce the percentages specified in the definition of the term “Required Lenders” without the consent of each Lender, or (y) consent to the assignment or transfer by Holdings or the Borrower of their respective rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3 or as contemplated by the definition of “Holdings”), alter the order of application set forth in Section 5.2(c) during the continuance of an Event of Default or Section 11.23 or change Section 13.8 or any other provision requiring pro rata sharing among the Lenders, in each case of this clause (y) without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 12 or any other provision that affects the rights or duties of, or any fees or other amounts payable to, the Agents under this Agreement or any other Credit Document without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person; provided that only the consent of the parties to the Agent Fee Letter shall be required to amend, modify or supplement the terms thereof, or

(iv) release all or substantially all of the value of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in either case without the prior written consent of each Lender, or

(v) modify or waive any provision of this Agreement in order to permit the incurrence of any financing pursuant to section 364 of the Bankruptcy Code (other than the Term Facility in the maximum amounts permitted after giving effect to the Final Order and the DIP ABL Facility) that would be secured by the Collateral (or any portion thereof) on a pari passu or senior basis with the Obligations or that would benefit from any Superpriority Claim in the Chapter 11 Cases that is pari passu or senior to the Superpriority Claims with respect to the Obligations as provided in the Orders, without the written consent of each Lender; or

(vi) modify or waive any provision of Section 6.15, Section 7.10(c), or Section 9.16(b) without the prior written consent of the Required PW Ad Hoc Group Lenders; provided that any such modification or waiver shall not require the consent of any other Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, the applicable Credit Parties, such Lenders, the Administrative Agent and all future holders of the affected Term Loans. In the case of any waiver, Holdings, the Borrower, the applicable Credit Parties, the Lenders, the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Term Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except as expressly provided for by this Agreement).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and Commitments and the accrued interest and Fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Commitments.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add sub-agents, in each case under clauses (i) and (ii), with the consent of only the Borrower and the Administrative Agent, and in the case of clause (ii), the Collateral Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) [reserved]; (ii) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (A) to cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower), (B) to effect administrative changes of a technical or immaterial nature (as reasonably determined by the Administrative Agent and the Borrower), (C) to correct incorrect cross-references or similar inaccuracies, and (D) to add benefit to all of the Term Loans if adding such benefit is a condition to the incurrence of any Indebtedness permitted to be incurred under the Credit Documents; provided that in the case of clauses (A) and (B) above, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (iii) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion if applicable, (A) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with the Applicable Law or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents; and (iv) the Credit Parties and the Collateral Agent, without the consent of any other Secured Party, shall be permitted to enter into amendments and/or supplements to any Security Documents in order to include customary provisions permitting the Collateral Agent to appoint sub-collateral agents or representatives to act with respect to Collateral matters thereunder in its stead.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time (and direct the Collateral Agent to grant such extensions) for the satisfaction of any of the requirements under Sections 9.11, Section 9.12 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

13.2 Notices

Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or e-mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Holdings, the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by e-mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders shall not be effective until received during normal business hours on a Business Day for such recipient.

13.3 No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4 Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.

13.5 Payment of Expenses; Indemnification

The Borrower agrees, within thirty (30) days after written demand therefor (including documentation reasonably supporting such request), or, in the case of expenses of the type described in clause (a) below incurred prior to the Closing Date, on the Closing Date, (a) to pay or reimburse the Agents and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, execution, delivery, negotiation and administration of this Agreement (including the B-3 Re-allocation) and the other Credit Documents and any other documents prepared in connection herewith or therewith (including any amendment or waiver with respect thereto), and the consummation and administration of the transactions contemplated hereby and thereby, limited, in the case of legal expenses, to the reasonable and documented fees, disbursements and other expenses of Akin, Paul, Weiss, Ropes & Gray LLP, Debevoise & Plimpton LLP, and to the extent reasonably advisable, one local counsel for the applicable parties or groups in each relevant material jurisdiction and reasonable and documented fees and expenses of Centerview Partners, Alvarez & Marsal, Glenn Agre Bergman & Fuentes LLP, FTI Consulting, Inc., and (b) to pay or reimburse each Agent and Lender for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, limited, in the case of legal expenses, to the reasonable and documented attorneys’ fees and expenses of (x) the counsel named in clause (a) above for the applicable parties or groups and any local counsel for the applicable parties or groups for each jurisdiction, the extent advisable or (y) otherwise one primary counsel for the Agent, one primary counsel to the Lenders taken as a whole (and additional conflict counsel for similarly situated Lenders as a group) and one local counsel for each relevant jurisdiction), (c) to pay, indemnify, and hold harmless each Lender and each Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and each Agent and their respective Affiliates, and the directors, officers, partners, managers, employee, agents (including sub-agents and co-agents), advisors, attorneys-in-fact, trustees, controlling persons, and members of any of the foregoing, from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and other charges (in the case of legal expenses, subject to the same limitation set forth in clause (b) above) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than trustees and advisors)) or to any actual or alleged presence, release or threatened release into the environment of Hazardous Materials attributable to the operations of Holdings, the Borrower, any of the Borrower’s Subsidiaries or any of the Real Estate (all the foregoing in this clause (c), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that neither the Borrower nor any other Credit Party shall have any obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to indemnified liabilities to the extent they result from (X) with respect to the Lenders and their Related Parties, (A) the gross negligence, bad faith or willful misconduct of such indemnified Person or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such indemnified Person or any of its Related Parties under the Credit Documents as determined by a final non-appealable judgment of a court of competent jurisdiction, (C) disputes not involving an act or omission of Holdings, the Borrower or any other Credit Party and that is brought by an indemnified Person against any other indemnified Person, other than any claims against any indemnified Person in its capacity or in fulfilling its role as an Agent or any similar role under the Credit Facilities or (D) any settlement effected without the Borrower’s prior written consent, but if settled with the Borrower’s prior written consent (not to be unreasonably withheld, delayed, conditioned or denied) or if there is a final non-appealable judgment in any such proceeding, the Borrower will indemnify and hold harmless such indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 13.5, and (Y) with respect to the Agents and their Related Parties, the gross negligence or willful misconduct of such indemnified Person or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction. All amounts payable under this Section 13.5 shall be paid within 30 days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Term Loans and all other amounts payable hereunder.

No Credit Party nor any indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (except, in the case of the Borrower’s obligation hereunder to indemnify and hold harmless the indemnified Person, to the extent of any losses, claims, damages, liabilities and expenses incurred or paid by such indemnified Person to a third party unaffiliated with such indemnified Person). No indemnified Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct or gross negligence of any indemnified Person or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction). This Section 13.5 shall not apply to Taxes.

Each indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrower (or on its behalf) to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such indemnified Person was not entitled to receipt of such amounts.

13.6 Successors and Assigns; Participations and Assignments

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed, conditioned or denied) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for any assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund. Notwithstanding the foregoing, any Lender that is a Lender on the Closing Date may assign its rights and obligations under this Agreement (including both its Loans and its unfunded Commitments) to any Commitment Party or any Affiliate or Approved Fund thereof without the consent of the Administrative Agent.

Notwithstanding the foregoing, no assignment described in this Section 13.6(b) shall be made to (w) Holdings or any of its Subsidiaries, (x) a natural person, (y) any investment vehicle established primarily for the benefit of a natural person or (z) any Person who is not or does not simultaneously become, or whose Affiliate or Approved Fund is not or does not simultaneously become, a “Consenting Stakeholder” under and as defined in the Restructuring Support Agreement, and any attempted assignment in violation of clauses (w)—(z) shall be null and void.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent), shall not be less than $1,000,000, unless the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld, delayed, conditioned or denied); provided, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that only one such processing and recordation fee shall be payable in connection with simultaneous assignments by or among a Lender and its Affiliates (i.e. assignments submitted on a single ClearPar ticket); provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms as required under Section 5.4; and

(E) no assignments (other than by a Lender that was a Lender as of the Closing Date) shall be permitted prior to the earlier of the date of the Escrow Payment and the Final Order Entry Date.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6 13.6 (other than attempted assignments or transfers in violation of the last paragraph of Section 13.6(b)(i) above, which shall be null and void as provided above).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, the Collateral Agent and any Lender (solely with respect to its own outstanding Term Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and all requested tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived by the Administrative Agent) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of Holdings, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities any of which is not (w) a natural person, (x) any investment vehicle established primarily for the benefit of a natural person or (z) any Person who is not or does not simultaneously become, or whose Affiliate or Approved Fund is not or does not simultaneously become, a “Consenting Stakeholder” under and as defined in the Restructuring Support Agreement (each, a “Participant”) (and any such attempted sales to the Persons identified in clauses (w)—(z) above shall be null and void) (provided that the last sentence of Section 13.6(b)(i) shall apply) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any consent, amendment, modification, supplement or waiver described in clause (i) or (iv) of the second proviso of the first paragraph of Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender, and provided that such Participant agrees to be subject to the requirements and limitations of those Sections and Sections 2.12 and 13.7(a) as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.8(a) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 13.7 with respect to any Participant.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of Holdings, the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”), any prospective Transferee and any prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Term Loans made hereunder any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Term Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(f) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11 and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11, and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

(g) [Reserved]

This Section 13.6 shall be construed so that all Term Loans are at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations.

13.7 Replacements of Lenders under Certain Circumstances

(a) The Borrower shall be permitted (x) to replace any Lender with a replacement bank or institution or (y) terminate the Commitment of such Lender, as the case may be, and repay all Obligations of the Borrower due and owing to such Lender relating to the Term Loans and participations held by such Lender as of such termination date that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or Section 5.4 (or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Agent or Lender or to any Governmental Authority on account of any Agent or Lender pursuant to Section 5.4), (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender; provided that, solely in the case of the foregoing clause (x), (i) no Event of Default shall have occurred and be continuing at the time of such replacement, (ii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Term Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iii) the replacement bank or institution, if not already a Lender, an Affiliate of a Lender or an Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (solely to the extent such consent would be required under Section 13.6), (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein unless otherwise agreed) and (v) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders or a majority (in principal amount) of the directly and adversely affected Lenders shall, in each such case, have granted their consent, then so long as no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Term Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or (y) terminate the Commitment of such Lender, and in the case of a Lender, repay all Obligations of the Borrower due and owing to such Lender relating to the Term Loans and participations held by such Lender as of such termination date; provided that: (a) all Obligations of the Borrower hereunder owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Nothing in this Section 13.7 shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or at equity.

13.8 Adjustments; Set-off

(a) Except as contemplated in Section 13.6 or elsewhere herein or in any other Credit Document, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Term Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Term Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Subject to the Orders, after the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender shall have the right, without prior notice to Holdings, the Borrower, any such notice being expressly waived by Holdings, the Borrower to the extent permitted by Applicable Law but with the prior written consent of the Administrative Agent and the Required Lenders, upon any amount becoming due and payable by the Borrower hereunder (whether at the Stated Maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k) and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts; Electronic Execution

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or any other Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.10 Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 INTEGRATION; ORDERS CONTROL

THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF HOLDINGS, THE BORROWER, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT THE SYNDICATION PROVISIONS AND THE BORROWER’S AND HOLDINGS’ CONFIDENTIALITY OBLIGATIONS IN THE COMMITMENT LETTER SHALL REMAIN IN FULL FORCE AND EFFECT PURSUANT TO THE TERMS THEREOF. TO THE EXTENT THAT ANY SPECIFIC PROVISION HEREOF IS INCONSISTENT WITH ANY OF THE ORDERS, THE INTERIM ORDER OR FINAL ORDER (AS APPLICABLE) SHALL CONTROL.

13.12 GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

13.13 Submission to Jurisdiction; Waivers

Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by Applicable Law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or, in the case of the Administrative Agent, the Collateral Agent and the Lenders, shall limit the right to sue in any other jurisdiction;

(e) subject to the last paragraph of Section 13.5, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

13.14 Acknowledgments

Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between Holdings and the Borrower, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and Holdings, the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of Holdings, the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings, the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising Holdings, the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to Holdings, the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and Holdings and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Holdings and the Borrower agree not to claim that the Administrative Agent or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Holdings, the Borrower or any other Affiliates, in connection with the transactions contemplated hereby or the process leading hereto.

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings and the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL

HOLDINGS, THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality

The Administrative Agent, each other Agent and each Lender shall hold all Confidential Information confidential; provided that the Administrative Agent, each other Agent and each Lender may make disclosure (a) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by Applicable Law, regulation or compulsory legal process (in which case such Lender, the Administrative Agent or such other Agent shall use commercially reasonable efforts to inform the Borrower promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (b) to such Lender’s or the Administrative Agent’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates involved in the Transactions on a “need to know” basis and who are made aware of and agree to comply with the provisions of this Section 13.16, in each case on a confidential basis (with such Lender, the Administrative Agent or such other Agent responsible for such persons’ compliance with this Section 13.16), (c) on a confidential basis to any bona fide prospective Lender, prospective participant or swap counterparty, (d) to the extent requested by any bank regulatory authority having jurisdiction over an Agent or a Lender or its Affiliates (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Section 13.16 or other confidential or fiduciary obligation owed by the Administrative Agent, such other Agent or such Lender to the Borrower or its Affiliates or (ii) becomes available to the Administrative Agent, such other Agent or such Lender on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary or on behalf of Holdings, the Borrower or any Subsidiary that, to the knowledge (after due inquiry) of the Administrative Agent, such other Agent or such Lender, is not in violation of any confidentiality obligation owed to the Borrower or its Affiliates, (f) to the extent the Borrower shall have consented to such disclosure in writing (which may include through electronic means), (g) as is necessary in protecting and enforcing the rights of the Administrative Agent, such other Agent or such Lender with respect to this Agreement or any other Credit Document, (h) for purposes of establishing any defense available under Applicable Laws, including, without limitation, establishing a “due diligence” defense, (i) to the extent independently developed by the Administrative Agent, such other Agent or such Lender or any Affiliates thereof without reliance on confidential information, (j) on a confidential basis, to the rating agencies in consultation with the Borrower, (k) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Credit Documents and (l) to ClearPar® or any other pricing settlement provider. Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Term Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17 Direct Website Communications

(a) Holdings and the Borrower may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (provided that such communications described in clauses (A)—(D) will be delivered pursuant to Section 13.2, including by e-mail) that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement, or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at an email address separately identified by the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, Holdings or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) Holdings and the Borrower further agree that the Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the Lenders or any bona fide potential Transferee and (ii) remains subject the confidentiality requirements set forth in Section 13.16.

(d) THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE PLATFORM FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or their Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or any Agent’s transmission of Communications through the internet or the Platform, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence or willful misconduct (as determined in a final non-appealable judgment of a court of competent jurisdiction).

(e) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, the Subsidiaries of the Borrower or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower has indicated contains only publicly available information with respect to Holdings, the Borrower and the Subsidiaries of the Borrower and their securities may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, the Borrower, the Subsidiaries of the Borrower and their securities. Notwithstanding the foregoing, Holdings and the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information. Notwithstanding the foregoing, the following Communications may be posted on that portion of the Platform designated for such “public-side” Lenders unless the Borrower notifies the Administrative Agent promptly in writing that any such document contains material non-public information: (1) the Credit Documents, and (2) notification of changes in the terms of the Loans. In the event that any “public-side” Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that no Agent shall have any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with the Credit Documents, and shall not be liable for the failure to so disclose such information to such “public-side” Lender. Each of the Lenders, Holdings and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

13.18 USA PATRIOT Act

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19 Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with the Chapter 11 Cases or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 Judgment Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

13.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AVAYA INC.

By:	/s/ John Sullivan
Name: John Sullivan
Title: Vice President and Corporate Treasurer

AVAYA HOLDINGS CORP.

By:	/s/ John Sullivan
Name: John Sullivan
Title: Vice President and Corporate Treasurer

AVAYA CALA INC.
AVAYA CLOUD INC.
AVAYA EMEA LTD.
AVAYA HOLDINGS LLC
AVAYA INTEGRATED CABINET
SOLUTIONS LLC
AVAYA MANAGEMENT SERVICES INC.
AVAYA WORLD SERVICES INC.
HYPERQUALITY, INC.
SIERRA ASIA PACIFIC INC.
UBIQUITY SOFTWARE CORPORATION
VPNET TECHNOLOGIES, INC.
HYPERQUALITY II, LLC
INTELLISIST, INC.
CAAS TECHNOLOGIES, LLC
SIERRA COMMUNICATION
INTERNATIONAL LLC
KNOAHSOFT, INC.
CTINTEGRATIONS, LLC

By:	/s/ Shefali Shah
Name: Shefali Shah
Title: President and Secretary

AVAYA FEDERAL SOLUTIONS, INC.

By:	/s/ Shefali Shah
Name: Shefali Shah
Title: Vice President and Assistant Secretary

[Signature Page to Credit Agreement]

AVAYA MANAGEMENT L.P.

By:	AVAYA INC., its General Partner

By:	/s/ John Sullivan
	Name:	John Sullivan
	Title:	Vice President and Corporate Treasurer

[Signature Page to Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE LOAN FUNDING LLC, as a Lender

By:	/s/ Jinah Lim
Name: Jinah Lim
Title: Authorized Signatory

[Signature Page to Credit Agreement]